SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                     --------------------------------------

                          AMENDMENT NO. 4 TO FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                SearchHelp, Inc.
                ------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)


          Delaware                        7380                    11-3621755
------------------------------ ----------------------------  -------------------
(State of Jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)  Classification Code Number)  Identification No.)

                     1055 Stewart Avenue, Bethpage, NY 11714
       ------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                     1055 Stewart Avenue, Bethpage, NY 11714
                -----------------------------------------------
                    (Address of Principal Place of Business)

                    William Bozsnyak, Chief Executive Officer
                                SearchHelp, Inc.
                     1055 Stewart Avenue, Bethpage, NY 11714
                                 (516) 922-4765
        ----------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:

                             Stephen Rosenberg, Esq.
                            Ralph A. Siciliano, Esq.
                  Tannenbaum Helpern Syracuse & Hirschtritt LLP
                          900 Third Avenue, 13th Floor
                               New York, NY 10022
                              Phone: (212) 508-6700
                            Facsimile: (212) 371-1084

                           Placement Agent's Attorney
                              James Schneider, Esq.
                               Adorno & Yoss, P.A.
                       350 Las Olas Boulevard, Suite 1700
                            Ft. Lauderdale, FL 33301
                              Phone: (954) 763-1200
                            Facsimile: (954) 766-7800


         Approximate date of commencement of proposed sale to the public:
                                                                         -------


         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |x|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                ----------------

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                   ----------------

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, checking the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                ----------------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.
                                ----------------

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                                   Proposed Maximum       Amount Of
      Title Of Each Class Of         Dollar Amount         Proposed Maximum            Aggregate        Registration
 Securities To Be Registered (1)    To Be Registered   Offering Price Per Unit      Offering Price         Fee(3)
-----------------------------------------------------------------------------------------------------------------------
              Units                    $4,000,000           $.50 per Unit               $4,000,000             --
-----------------------------------------------------------------------------------------------------------------------
          Common Stock,
         $.0001 par value              $3,840,000           $.48 per Share              $3,840,000           $368(3)
-----------------------------------------------------------------------------------------------------------------------
    Common Stock class A
    redeemable  warrants (2)              $80,000           $.01 per Warrant               $80,000              --
-----------------------------------------------------------------------------------------------------------------------
         Common Stock,
  $.0001 par value, Issuable on
  Exercise of class A redeemable       $6,000,000           $.75 per Share              $6,000,000           $552(3)
             warrants
-----------------------------------------------------------------------------------------------------------------------
    Common Stock class B
    redeemable warrants (2)               $80,000           $.01 per Warrant               $80,000              --
-----------------------------------------------------------------------------------------------------------------------
         Common Stock,
  $.0001 par value, Issuable on
  Exercise of class B redeemable      $14,000,000           $1.75 per Share            $14,000,000         $1,288(3)
             warrants
=======================================================================================================================

(1) This registration statement also covers an indeterminate number of shares of SearchHelp, Inc.'s common stock, par value $.0001 per share, that may be issuable by reason of stock splits, stock dividends or other adjustment provisions of the respective warrants in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)  Included in units for the purpose of calculating the registration fee.

(3)  These fees have previously been paid.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 [LOGO OMITTED]


                        PROSPECTUS SUBJECT TO COMPLETION

                                SEARCHHELP, INC.
                                 8,000,000 UNITS

         SearchHelp, Inc. is offering 8,000,000 units, $.50 per unit. Each unit consists of one share of common stock, one class A redeemable warrant to purchase a share of common stock at $.75 per share and one class B redeemable warrant to purchase a share of common stock at $1.75 per share. A minimum of 5,000 units must be purchased by each subscriber. The warrants are immediately detachable from the common stock and will be separately tradeable.

         THIS OFFERING IS HIGHLY SPECULATIVE AND INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         We are offering our units for sale to the public on a "best efforts" basis, with no required minimum amount to be raised. Even if not all, or very few, of the 8,000,000 units are sold we will not refund any payments for the units. The offering of the units will terminate on April 30, 2003 if not earlier terminated by SearchHelp. The offering may be extended at the determination of the placement agent and the company for up to an additional 6 months.


         Robert M. Cohen & Co., Inc. is the placement agent for this offering. In addition to the placement agent's cash compensation, the company has agreed to give the placement agent redeemable warrants to purchase up to 800,000 units at $.985 per unit for a period of 5 years.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                           Price to        Placement          Proceeds
                            Public        Commissions        To Issuer
                     ---------------- ----------------  ----------------
Per Unit                     $.50             $.05              $.45
Total                     $4,000,000        $400,000         $3,600,000




         The date of this prospectus is
                                        ----------------

                                TABLE OF CONTENTS
                                -----------------


PROSPECTUS SUMMARY...........................................................  1
RISK FACTORS.................................................................  6
NOTE REGARDING FORWARD LOOKING STATEMENTS.................................... 15
USE OF PROCEEDS.............................................................. 16
DIVIDEND POLICY.............................................................. 19
CAPITALIZATION............................................................... 19
DILUTION..................................................................... 20
DESCRIPTION OF BUSINESS...................................................... 21
MANAGEMENT................................................................... 39
PRINCIPAL STOCKHOLDERS....................................................... 43
DESCRIPTION OF SECURITIES.................................................... 44
PLAN OF DISTRIBUTION......................................................... 46
SHARES ELIGIBLE FOR FUTURE SALE.............................................. 48
LEGAL MATTERS................................................................ 49
OFFICE....................................................................... 49
LITIGATION................................................................... 49
EXPERTS...................................................................... 50
INVESTOR SUITABILITY STANDARDS APPLICABLE IN CERTAIN STATES.................. 50
ADDITIONAL INFORMATION....................................................... 50
FINANCIAL STATEMENTS.........................................................F-1
DECEMBER 31, 2001 AND SEPTEMBER 30, 2002

                               PROSPECTUS SUMMARY


ABOUT SEARCHHELP

         SearchHelp, Inc. was incorporated in the state of Delaware on September 5, 2001 and is a successor to SH Networks.com, Inc., formerly known as SearchHelp.com, Inc., a New York corporation incorporated on January 29, 2001, and E-Com Marketing Group, Inc., a New York corporation, incorporated on January 29, 1999. We are a start-up company offering a series of products and services, some which are Internet-based and others which are to be sold in retail outlets or through direct distribution, but all of which are intended to serve local communities, their citizens, their local businesses and institutions and their economic well-being. Several of our products and services are currently available and others are in the final stages of development. Because our products and services are almost all directed towards the same potential customers, we expect that our marketing efforts will be efficiently coordinated.

OUR WEB SITES


         In February 2001, we created our own web site, at www.searchhelp.com, which provides a format to allow users to gather information about their local communities and provides a platform to market or display our other products and services. Since that time we have further enhanced and developed our web site to be ready for our other products and services. Our web site will become fully operational upon completion of development of our other products and services. Except for insignificant revenues from our web hosting service, we currently have no revenues from our products and services.

         We have also developed a web site template product called "Community Builder." This product was designed for local communities that want an interactive site that will be adaptable to the needs of their community. Our technology allows the community to control the content of their community builder web sites and also to display their content on the SearchHelp web site. The first community builder web site for Central Islip, New York, is currently operational. The community builder template was completed in December 2002 and will be available for customer use in January 2003. The community will be charged a one-time fee of approximately $2,000 to $3,000 for the development of a unique web site look for their community and a monthly hosting fee of approximately $50 to $100.


OUR OTHER PRODUCTS AND SERVICES


         We intend to assist communities nationwide by offering strategic advice for economic development in problem areas such as unemployment, housing, education and transportation. We recently entered into our first Economic Development Consulting Agreement with the Oyster Bay-East Norwich School District to assist them in developing an Internet Cafe for the community and its schools. SearchHelp is currently assisting the school district in the setting-up of an educational technology program. Although we have a contract with Oyster Bay-East Norwich School District, we cannot predict when we will receive revenues from this program since the payment of our fee is subject to securing the necessary financing and this funding is not yet in place and no arrangements are close to finalization.


         We offer advertising space on both our own web site and the local community builder web sites to businesses and organizations. This product is completely developed. We have not yet marketed this product. It will be marketed through the community builder product in January, 2003. We expect to earn revenues as follows:

              a) Run-of-the-site display and banner ads - These are ads that display throughout the site. Prices range from $75 to $300 per month.

              b) Run-of-the-site roll down banner ad - This type of ad enlarges from a 468x60 pixel ad to a 468x370 ad. It enlarges by rolling down similarly to a movie screen when a user rolls over the banner ad with their mouse. Prices will range from $125 to $320 per month.

              c) Industry targeted sponsor ads - These ads are customized and can resemble newspaper ads. There are eight industry categories from which to choose and they are constantly visible for the entire length of the ad. The price for this service will be $150 per month or $240 for 3 continuous months.

              d) Pop-up billboard ads - These ads appear every time a viewer visits the site. The price for this service starts at $80 per month.

              e) Menus On-line - We will offer restaurants the ability to include their menu with their business listing. Restaurants will be able to fax, upload or mail them to us. There will be 4 different programs to choose from. Packages range in price from $90 to $240 per year.

              f) On-line Coupons - We intend to offer merchants the ability to post coupons to their business listing, the coupon section and the local web site section (if the merchant has a web site) for one price. The coupon is expected to be able to be changed as often as the merchant would like. Our streamlined creation tool allows the merchant to create a coupon from scratch or upload an existing coupon. Prices start at $39 per month.

              g) Industry targeted sponsor links - These are text links that reside on the same category-specific pages as the sponsor ads. The links are constantly visible and direct viewers to the sponsor's site or ad. They are expected to be an inexpensive form of creating strong name recognition within a community. The price for this service is $50 per month.


         We also have completed development of a classified advertising service for employment and other business opportunities. We have not yet marketed this product. We will begin to offer this product through the community builder template product in January 2003.


         We will institute charges of $10 for the first 30 days of an entry and an addition $5 after the initial 30-day period for up to 60 additional days. We will offer unlimited listings for autos for $199 per 60 days or $999 a year to used car dealers. Employers or agencies will be able to post up to two job openings for 30 days at a cost of $79. Renewals will cost $29 for each additional 30-day period. Companies can post 5 to 12 job openings for $199 for 30 days and $79 for each additional 30-day period. Companies or agencies can buy access for an unlimited amount of job postings for 1-, 3-, 6- and 12-month periods for $249, $498, $949 and $1,850 respectively.


         We have recently completed and began marketing our web site hosting product which is our only product that has generated revenues to date. Since September 2002 we have signed up 90 website hosting customers. Our revenues have average between $500 and $550 per month. We also have developed a software application called the "AutoBroker" and a PDA-compatible Corporate Calendar. AutoBroker's product provides auto dealers the ability to upload their existing auto inventory. The PDA Calendar offers businesses a calendar application where they can add their corporate logo. We do not expect to earn revenues from these products in the next 12 months.

         In addition to these web-based products and services, we are offering two products for parents to better care for their children, S.P.I.K.E and Child Shield. S.P.I.K.E is a software package designed to enable parents to monitor their child's behavior on the Internet. We have an exclusive license for S.P.I.K.E. We are in the process of completing the development of S.P.I.K.E, which will be ready for distribution and sale by the end of January 2003. The retail price for S.P.I.K.E. is expected to be $49.99. Child Shield is an emergency response system for missing children. We act as a distributor for Child Shield, which is currently available on our web site. The current price for Child Shield is $34.95. As a distributor SearchHelp is compensated as follows: $5 for each of the first 499 unit sales; $10 for each of the next 500 unit sales; $12.50 for each of the next 1,500 unit sales; and $15 for every sale above 2,500 units. We also recently completed and began marketing web site hosting. We offer three basic plans: Value Plan for $13.95 per month, Standard Plan for $19.95 per month, and an E-commerce plan for $44.95 per month.

OUR FINANCIAL SITUATION


         Currently, we have minimal revenues generated from operations. As of September 30, 2002 we have an accumulated deficit of ($770,279). We have incurred $515,000 of debt to assist in our developmental activities. The Company's financial statements were prepared assuming that the Company will continue as a going concern. Our accountants have expressed substantial doubt about our ability to continue as a going concern. If $2,400,000 is raised, we expect, even if no revenues are earned during the next 12 months, to have sufficient funds to carry out our immediate business plan for that period, including the full implementation of our marketing and sales plan. The $2,400,000 will be expended as follows: placement agent commissions of $240,000, offering expenses of $300,000, accrued expenses of $250,000, debt of $515,000, plus interest and first year expenses of $1,030,000. If the Company fails to raise at least $2,400,000 in this offering or fails to earn substantial revenues, we will not be able to pay our outstanding obligations and have operating capital for the next year. We will then have to try to make arrangements with our creditors and seek other sources of capital. If we are not successful in those efforts, we may have to cease operations and the investment in the company may be lost. At present, we are totally dependent upon the proceeds of this offering to continue to operate as a going concern.


THE OFFERING AND DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share, of which 15,130,000 shares are issued and outstanding. No warrants or units are outstanding.

         We are offering 8,000,000 units at a price of $.50 per unit. Each unit consists of one share of common stock, one class A redeemable warrant and one class B redeemable warrant.

         Each class A redeemable warrant gives its holder the right to purchase one share of common stock at $.75. A maximum of 8,000,000 shares of common stock are issuable upon the exercise of the class A redeemable warrants. If our common stock trades for at least 5 consecutive trading days at a price of $1.50 or more, SearchHelp will have the right to call the class A redeemable warrants at a price of $.01 per warrant, unless an investor chooses to exercise the warrant at that time. The class A redeemable warrants are tradeable and are exercisable at any time beginning on the date of this prospectus until 5 years after the date of the prospectus.

         Each class B redeemable warrant gives its holder the right to purchase one share of common stock at $1.75. A maximum of 8,000,000 shares of common stock are issuable upon the exercise of the class B redeemable warrants. If our common stock trades for at least 5 consecutive trading days at a price of $2.50 or more, SearchHelp will have the right to call the class B redeemable warrants at a price of $.01 per warrant, unless an investor chooses to exercise the warrant at that time. The class B redeemable warrants are tradeable and are exercisable at any time beginning on the date of this prospectus until 7 years after the date of the prospectus.


         Based on the number of shares of common stock outstanding as of December 1, 2002 and assuming that all 8,000,000 units offered pursuant to this prospectus are sold, a total of 23,695,000 shares of common stock will be outstanding after the offering. This total does not include any shares of common stock issuable upon the exercise of either the class A redeemable warrants or the class B redeemable warrants, but does include 565,000 shares of common stock issuable to our note holders because their notes were not paid in full as of December 1, 2002.


         We are offering our units on a "best efforts" basis with no required minimum amount to be raised. Even if not all, or very few, of the 8,000,000 units are sold we will not refund any payments for the units. The offering of the units will terminate on April 30, 2003 if not earlier terminated by SearchHelp. The offering may be extended at the determination of the placement agent and the company for up to an additional 6 months.

SUMMARY OF FINANCIAL DATA

         The following tables set forth certain summary financial data for SearchHelp. You should read this information together with the financial statements and the notes to the financial statements appearing elsewhere in this prospectus.

                                                            For the Nine Months            For the Year Ended
Statement of Operations Data:                             Ended September 30, 2002          December 31, 2001
-----------------------------                             ------------------------         ------------------

Revenues                                                           $1,279                         $0
Loss from operations                                             $(354,112)                   $(197,905)
Net loss                                                         $(467,658)                   $(221,790)
Net loss attributable to stockholders                            $(467,658)                   $(221,790)
Basic and diluted net loss per share                               $(.03)                       $(.02)
Weighted average shares outstanding used in
   basic and diluted net loss per share calculation              15,050,310                   9,411,273


                   Balance Sheet Data:                        September 30, 2002           December 31, 2001
                   ------------------                         ------------------           -----------------


Cash                                                                $598                       $105,532
Working capital (deficiency)                                     $(995,926)                   $(322,161)
Total assets                                                      $446,220                     $288,550
Total liabilities                                                $1,003,474                    $431,096
Total stockholders' capital deficiency                           $(557,254)                   $(142,546)

                                  RISK FACTORS

         YOU SHOULD BE ABLE TO BEAR A COMPLETE LOSS OF YOUR INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR SECURITIES.

RISKS RELATING TO OUR STATUS AS A START-UP COMPANY

IF WE DO NOT RAISE AT LEAST $2,400,000, WE MAY NOT HAVE SUFFICIENT FUNDS TO CARRY OUT OUR BUSINESS PLAN


         This is a best efforts offering with no required minimum amount to be raised. Even if very few of the 8,000,000 units are sold, we will not refund any payments made by you for the units. If $2,400,000 is raised, we expect, even if no revenues are earned during the next 12 months, to have sufficient funds to carry out our immediate business plan for that period, including the full implementation of our marketing and sales plan. The $2,400,000 will be expended as follows: placement agent commissions of $240,000, offering expenses of $300,000, accrued expenses of $250,000, debt of $515,000, plus interest and first year expenses of $1,030,000. If less than $2,400,000 is raised, and we do not earn any revenues, our investors will have a significantly greater risk that their entire investment will be lost. If we raise only $975,000, we will have only enough funds to pay the placement agent commissions of $97,500, offering expenses of $300,000 and pay off our debt in the amount of $515,000, plus interest. Investors may suffer the entire loss of their investment, simply because we have not raised enough funds to operate our business. Although we intend to pursue various alternatives, we have not made any other arrangements to provide operating capital to continue our business if this offering is not successful.


BECAUSE OF OUR CURRENT FINANCIAL POSITION, THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO OPERATE AS A GOING CONCERN

         We have spent all of the funds which we have raised so far and we have earned less than $13,000 in revenues. As a result, as of September 30, 2002, we have a capital deficiency of ($557,254) and have a working capital deficiency of ($995,926). These conditions raise substantial doubt about our ability to operate as a going concern. Our accountants have discussed this risk in the independent auditors report included in the financial statements contained in this prospective. We are totally dependent upon the proceeds of this offering to continue to operate as a going concern.

EVEN IF WE RAISE $2,400,000, WE WILL NEED ADDITIONAL FINANCING TO CONTINUE OUR OPERATIONS

         Until we obtain revenues from operations, our ability to successfully complete our business plan will depend upon the raising of substantially more than $2,400,000 in this offering or the availability of other investment capital and funding. We expect that we will need an additional $1,600,000 to allow us to expand our business to accomplish most of the plans in this prospectus and to become profitable. If we cannot raise $4,000,000 from this offering, additional financing may not be available on favorable terms, if at all, inasmuch as we may not have an asset or income base which a lender will be willing to use as the basis to provide debt financing to us. Thus, our ability to raise additional equity will be limited by the success of our operations and the requirements of the securities laws. Any additional equity financing will result in dilution to our stockholders and any debt financing will be required to be repaid before any distributions to stockholders can be made either from operations or upon a sale or liquidation. Amounts paid to service debt must be paid, even if we do not have excess cash from operations. If funding is not available when needed, we may be forced to cease operations and abandon our business.

WE HAVE $450,000 IN DEBT WHICH WE HAVE NOT PAID WHEN IT WAS DUE AND, IN ADDITION TO OWING THIS MONEY AND THE INTEREST ACCRUING UPON THIS DEBT, WE OWE AN ADDITIONAL $40,000 UNDER A LINE OF CREDIT AND $25,000 IN NOTES THAT ARE NOT YET PAST DUE. IN ADDITION, WE MAY ALSO HAVE TO ISSUE SHARES OF OUR COMMON STOCK TO CERTAIN NOTEHOLDERS

         In October 2002 we borrowed $25,000 by issuing a promissory note bearing interest at a rate of 10% per annum. No payments have been made on this note. It is due in February 2003 and the interest rate increases to approximately 20% per annum at that time if the note is not paid.

         In July 2002 we borrowed $50,000 by issuing 2 promissory notes bearing interest at a rate of 10% per annum. No payments have been made on these notes. They were all due in November 2002 and the interest rate increased to approximately 20% per annum at that time since the notes were not paid.

         In May 2002 we borrowed $75,000 by issuing 3 promissory notes bearing interest at a rate of 10% per annum. No payments have been made on these notes. They were all due in September 2002 and the interest rate increased to approximately 20% per annum at that time since the notes were not paid.


         Commencing in December 2001 through February 2002, we borrowed an additional $325,000 by issuing promissory notes bearing interest at a rate of 10% per annum. All of these notes are now past due. Although there is no default interest due on these notes, for each month that they remain unpaid, an additional 65,000 shares of our common stock may be purchased by the noteholders for nominal consideration. At December 1, 2002, 5 note holders exercised a portion of their rights and acquired 130,000 shares of the Company's common stock for an aggregate of $1,300. At the date of this prospectus, 565,000 shares were issuable to these noteholders upon their exercise of their rights.


         All of these obligations are senior in position to our equity holders and interest will continue to accrue until they are paid in full.

WE MAY HAVE TO ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK TO NOTEHOLDERS

         Without sufficient proceeds from this offering, we will not be able to repay the notes and, for each month that the $325,000 of notes past due remain unpaid, there will be substantial dilution to our shareholders.

WE MAY NEVER ACHIEVE PROFITABILITY; WE HAVE JUST BEGUN TO OPERATE AND THUS WE HAVE NO HISTORY OF OPERATIONS UPON WHICH AN INVESTOR MAY EVALUATE THIS INVESTMENT

         Our company's predecessor became operational in February 2000. We have not had significant revenues and our marketing efforts have just begun. As a new business enterprise, we may not achieve our business plan. We have had no operations which will permit an investor to judge our potential for success.

WE NEED MARKET ACCEPTANCE FOR OUR PRODUCTS AND SERVICES TO BE SUCCESSFUL AND WE MAY NEVER ACHIEVE THIS ACCEPTANCE

         The commercial success of our business will depend almost entirely upon developing market awareness of our products and services and upon the acceptance of our products and services by small businesses, public schools, nonprofit organizations, tourism bureaus, chambers of commerce and consumers. Market acceptance will depend upon several factors, particularly the (i) determination by local communities that they need and want to improve their communities and their business climate, (ii) determination by small businesses that they want to improve their business by advertising through the Internet on a local community web site and availing themselves of the business services that we will offer, and (iii) the support of local public schools and other nonprofit agencies to market and participate in the improvement of their local community.

A NUMBER OF FACTORS MAY INHIBIT MARKET ACCEPTANCE

         A number of factors may inhibit market acceptance, including (i) the existence of a locally sponsored web site that performs one or more of the services that we will offer, (ii) our inability to convince local business that they need to pay for the products and services which we will offer, or (iii) failure by consumers to use our web site.

AS A START-UP COMPANY, WE MAY BE UNABLE TO ACHIEVE THE STRATEGIC GOALS THAT WE HAVE ESTABLISHED TO BECOME SUCCESSFUL

         We have established various strategic goals which we believe are necessary for our success. Among these goals are the development of strategic relationships, the further development of our products and services and the use of various techniques to build brand recognition and customer base. We have not yet realized any of these strategic goals and, as a start-up company, we cannot assure the investor that we will ever do so.

OUR PRINCIPAL STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS WILL OWN OVER 52% OF OUR COMMON STOCK, ALLOWING THEM TO CONTROL SEARCHHELP AND TO PREVENT A CHANGE OF CONTROL

         After  this  offering,   our  directors,   officers,  and  other  major
stockholders will beneficially own collectively over 52% of our outstanding common stock. These stockholders will be able to control the vote on all matters requiring stockholders approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may delay or prevent a change in control even if the change would be beneficial to our stockholders.

WE HAVE CONDUCTED NO FORMAL MARKET RESEARCH IN ORDER TO DETERMINE WHETHER OUR PRODUCTS AND SERVICES WILL BE RECEIVED FAVORABLY BY OUR TARGET MARKET

         We have not conducted, or engaged any other person or entity to conduct, any formal marketing surveys or research regarding the potential for our proposed products and services. Our views concerning the potential for our proposed products and services are personal and are not based upon any empirical data or formal market research.

RISKS RELATING TO OUR OPERATIONS AND PRODUCTS AND SERVICES

THE LOSS OF KEY PERSONNEL MAY HARM OUR BUSINESS AND WE WILL NEED TO ATTRACT ADDITIONAL QUALIFIED PERSONNEL

         We presently have 4 employees, 2 of whom are our management personnel, William Bozsnyak, our Chairman of the Board, Vice President and Treasurer, and Debbie Seaman, our President and Secretary. Any of our officers or employees can resign at any time and the loss of one or more of our key employees could harm our business. We have a $500,000 term life insurance policy on Ms. Seaman and Mr. Bozsnyak with SearchHelp as the beneficiary to protect the company in the event of the death of either Ms. Seaman or Mr. Bozsnyak, but we may nonetheless be unable to hire suitable replacements.

         We believe that we need to hire 3 additional qualified employees. However, we will have funds available to recruit and pay the new employees only if we raise over $2,400,000 from this offering. If we do not succeed in attracting and retaining new personnel, or retaining our current personnel, our business will suffer.

WHILE THERE ARE NO COMPANIES THAT WE KNOW OF THAT HAVE OUR BUSINESS PLAN, THERE ARE COMPANIES THAT PROVIDE OR COULD PROVIDE SOME OF THE SERVICES THAT WE INTEND TO PROVIDE AND WE MAY FACE OTHER COMPETITIVE PRESSURES

         We will compete for clients, users and advertisers with the following types of competitors: local regional web sites, national web sites providing local information, B-to-B businesses offering small business solutions and local community development agencies. These competitors include DigitalCity.com, Citysearch.com, Everydayoffice.com, local school web sites and local community web sites. On a national level, there are at least 5 competitors who offer some or all of our services. On the local level, there may be no competitors or several. Our national competitors have far greater resources at their disposal and far greater brand recognition. The resources and recognition of our local competitors varies from location to location, but many of them have greater resources and recognition. We have not yet achieved any meaningful market share. There could be other business and web sites with the same business plan and model as ours, of which we are unaware. Effective competition could result in price reductions, reduced margins or loss of market share, any of which could adversely affect our business.

         We also intend to compete for advertisers with traditional advertising media, such as print, radio and television. If advertisers do not view us or the Internet as an effective advertising medium, they may be reluctant to advertise on our web site.

         Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including larger technical staffs, greater name recognition, larger customer bases, and substantially greater financial, marketing, technical and other resources.

         Any pricing pressures, reduced margins or loss of market share resulting from increased competition, or our failure to compete effectively, could seriously damage our business.

WE EXPECT TO DERIVE A PORTION OF OUR REVENUES FROM ADVERTISING WHICH COULD FAIL TO DEVELOP

         We expect to derive a portion of our revenues from sponsorships and advertising on the Internet. There are currently no widely accepted standards for the measurement of the effectiveness of Internet advertising, and the industry may need to develop standard measurements to support and promote Internet advertising as a significant advertising medium. If these standards do not develop, existing advertisers may not continue their levels of Internet advertising. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. Our business would be adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected.

         Different pricing models are used to sell advertising on the Internet and it is difficult to predict which, if any, of the models will emerge as the industry standard. This makes it difficult to project our future advertising rates and revenues. Our advertising revenues could be adversely affected if we are unable to adapt to new forms of Internet advertising. Moreover, software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising.

A LARGE PORTION OF OUR BUSINESS WILL BE CONDUCTED ON THE INTERNET AND WE MAY BE EXPOSED TO LIABILITIES FOR INFORMATION POSTED ON OUR WEB SITE

         There is the potential that we might be sued for defamation, negligence, copyright or trademark infringement, personal injury or other matters. In the past, these types of claims have been brought, sometimes successfully, against on-line services. We may also be sued because of the content that is accessible from our web site through links to other web sites or through content and materials that may be posted by members in chat rooms or bulletin boards. We will also offer an e-mail service which may subject us to potential risks such as liabilities or claims resulting from unsolicited e-mail (spamming), lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service.

         We also intend to enter into agreements with commerce partners and sponsors that will entitle us to receive a share of any revenue they derive from the purchase of goods and services through direct links from our web site to their web sites. Such arrangements may subject us to additional claims, including potential liability to consumers of such products and services, or violation of regulatory requirements, because we will provide access to such products or services even if we do not provide such products or services itself. While we intend our agreements with these parties to provide that we will be indemnified against liability, this indemnification, if available, may not be adequate. Even if we obtain insurance, it may not adequately protect us against these types of claims.

WE WILL DEPEND ON THE CONTINUED GROWTH IN USE OF THE INTERNET

         Our market is new and rapidly evolving. Our business would be adversely affected if Internet usage does not continue to grow, particularly usage by small businesses, public schools, nonprofit organizations, tourism bureaus, chambers of commerce and consumers. A number of factors may inhibit Internet usage, including inadequate network infrastructure, security concerns, inconsistent quality of service, and lack of availability of cost-effective, high-speed service. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as the usage of our web site, could grow more slowly or decline.

WE CONTRACT OUT SOME OF OUR DATA PROCESSING SERVICES AND WE MAY CONTRACT OUT OTHER ASPECTS OF OUR BUSINESS AND FAILURE OF OUR CONTRACTORS TO PERFORM THEIR SERVICES TO US WILL DAMAGE OUR BUSINESS

         At the date of this prospectus, we outsource approximately 20% of our programming projects, such as the development of the community web site builder, to Benjamin Kolts, doing business as ESP Interactive. ESP Interactive also serves as our server administrator and will serve as our hosting administrator. We also outsource our address and telephone directory service to Acxiom Corporation. We may also outsource other aspects of our business. Failure of our contractors to perform their duties to us may seriously and adversely affect our ability to carry out our business plan. However, we expect that we will be able to secure appropriate replacements since there are other similar suppliers of these products and services.

WE COULD EXPERIENCE SYSTEM FAILURES WHICH COULD HARM OUR BUSINESS AND REPUTATION

         To succeed in our plans, we must be able to operate our network infrastructure. Our operations depend upon our ability to protect our network infrastructure and equipment and keep our information updated and correct.

         We could experience interruptions in service and partial system failures due to routing problems, hard drive failures, database corruption and other computer failures. Any interruptions could damage our reputation, cause potential clients to no longer use our services, or make it more difficult for us to attract new members. Any of these problems could seriously damage our business. We currently do not have insurance protecting us against such system failures.

OUR VARIOUS PRODUCTS AND SERVICES MAY NOT BE SUCCESSFUL AND MAY NOT ACHIEVE MARKET ACCEPTANCE

         Our community builder web site product is currently in its testing phase. This may not result in a functional product and the product may not achieve market acceptance. Local communities across the United States may not find this product useful or necessary.

         Our  economic   development  program  may  not  provide  the  necessary
expertise required by local communities and our service may not be cost effective for communities.

         If we do not retain a large usership base, our online advertising service may not be attractive for potential advertisers. Even if we do retain a large usership base, our pricing may not be attractive.

         Our product S.P.I.K.E may not work effectively and there may not be a market for the product. Our rights to S.P.I.K.E may terminate even if we are successful in marketing S.P.I.K.E

         Our product Child Shield may not achieve market acceptance.

         SearchHelp's  calendar  product  is one of  numerous  similar  calendar
products  on  the  Internet.   The  capabilities  of  our  product  may  not  be
sufficiently unique to attract customers.

         SearchHelp's web site hosting service may not provide an attractive pricing structure. SearchHelp may not be able to maintain uninterrupted service for the web sites it hosts and may have other system failures.

         SearchHelp's classifieds service may not be sufficiently unique to attract customers.

         SearchHelp's AutoBroker product may not be effective and may not gain market acceptance.

IF WE ACHIEVE MARKET RECOGNITION, AND WE LOSE THE RIGHTS TO OUR TRADEMARKS, WE MAY SUFFER A LOSS OF BUSINESS

         We use the names SearchHelp, S.P.I.K.E and Child Shield in our business. If these names achieve market recognition and we lose our rights to any of them, we may suffer a material loss of revenue and business. Although United States trademark protection has been filed on these names, other companies may already be using similar marks and may therefore be able to keep us from using one or both of these names. In addition, registration would not be available to a mark which is too generic and has no distinctive meaning.

RISKS RELATING TO OUR SECURITIES

THE COMMON STOCK THAT WE ARE OFFERING IN THIS PROSPECTUS IS A "PENNY STOCK;" BECAUSE "PENNY STOCK" RULES WILL APPLY, YOU MAY FIND IT DIFFICULT TO SELL THE SHARES YOU PURCHASE IN THIS OFFERING

         A "penny stock" is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stocks in start-up companies are among the riskiest equity investments. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the Securities and Exchange Commission. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. Because of the penny stock rules, there is less trading activity in penny stock and you are likely to have difficulty selling your shares of SearchHelp stock.

         There is currently no public market for our shares and no market may develop or be sustained after the offering. If a market develops, the market price of our shares may decline below the initial public offering price. The sale of a small number of our units in the offering, or sales to a small number of holders, could result in few SearchHelp shares available for public trading. It would thus be very difficult for an active trading market to develop for SearchHelp shares.

         The class A redeemable warrants contained in the units may be exercised at any time until December 31, 2005 and the class B redeemable warrants contained in the units may be exercised at any time until December 31, 2007. We intend to keep our registration statement current so long as any of the warrants are outstanding. However, if a current registration statement is not in effect, you will not be able to exercise either of the warrants contained in the units.

THERE IS NO PUBLIC MARKET FOR OUR SHARES AND OUR MARKET PRICE MAY BE VOLATILE

         We intend to have our stock quoted on the Over-The-Counter Bulletin Board. Assuming there is a market for our shares, the market price of the shares may be highly volatile.

YOU WILL  SUFFER  IMMEDIATE  AND  SUBSTANTIAL  DILUTION IN THE PRICE YOU PAY FOR
UNITS

         The initial public offering price per share is substantially higher than the net tangible book value of our common stock as of the date of this prospectus. Therefore, you will incur immediate dilution of approximately $.39 in the net tangible book value per share of common stock from the price per share that you pay for the common stock. This amounts to a dilution of 78%.

THERE WILL BE A SIGNIFICANT NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE AND THIS MAY HURT THE MARKET PRICE OF OUR SHARES

         The market price of our shares could decline as a result of sales, or the perception that such sales could occur, of a large number of shares available in the public market after this offering. Such sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.


         Before this offering, as of December 1, 2002, 15,695,000 of our shares were outstanding Some of these shares are subject to certain volume restrictions on transfer and therefore are not freely tradeable in the public market; however, they can be sold under certain circumstances.


         After this offering, assuming that all units are sold, we will have outstanding 8,000,000 shares freely tradeable in the market. In addition, if all units are sold and all of the class A redeemable warrants, class B redeemable warrants and placement agent warrants are exercised, an additional 18,400,000 shares will be available for sale in the public market.


                                                                Number of Shares
                                                                ----------------
Shares outstanding and shares reserved for issuance to
  note holders prior to the date of this prospectus
  (subject, in some cases, to volume limitations).............       15,695,000

Shares sold pursuant to this prospectus.......................        8,000,000
                                                                ----------------
After 12 months from the date of this prospectus
  (subject, in some cases, to volume limitations
  and assuming no warrants have been exercised)...............       23,695,000
                                                                ----------------

Exercise of all class A redeemable warrants and
  class B redeemable warrants.................................       16,000,000
                                                                ----------------

After 12 months from the date of this prospectus
  (subject, in some cases, to volume limitations
  and assuming the class A redeemable warrants and
  the class B redeemable warrants have been exercised)........       39,695,000

Exercise of all underwriter warrants..........................        2,400,000
                                                                ----------------

After 12 months from the date of this prospectus
  (subject, in some cases, to volume limitations
  and assuming all of the warrants have been exercised).......       42,095,000

                    NOTE REGARDING FORWARD LOOKING STATEMENTS

         This prospectus contains forward-looking statements that involve substantial known and unknown risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "plans," "project," and similar expressions. You should read statements that contain these words carefully because they discuss the development stage in which we are operating; our lack of revenues; our ability to continue as a going concern; our possible need for additional financing; the uncertainty of market acceptance of our product once widely introduced; competition; technological obsolescence; ability to not violate others' rights; dependence on key personnel, as well as other factors detailed in "Risk Factors" above and elsewhere in this prospectus. Before you invest in our company, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial position and, thus, on your investment.

                                 USE OF PROCEEDS

         We have, to date, relied on capital contributions and loans from our management and debt placement offerings to fund operations. Management has determined that, based upon an assumption that we earn no revenues during the 12 month period following the commencement of this offering, we will need $1,030,000 in order to fund our operations for that period, and, thus, given the expenses of the offering and the amounts required to pay outstanding debts and expenses, we will need to raise at least $2,400,000 in this offering to have this $1,030,000 available. If we do earn revenues, we will need less funds from this offering to cover our expenses and, thus, we will have more funds available for business development. We expect to need at least an additional $1,442,500 for the next 12 months' operational expenses and to accomplish additional plans described in this prospectus. Therefore, unless we raise $4,000,000 in this offering, we will need either to raise additional funds or realize revenues from our business activities to meet our cash requirements for the next 2 years.

           We intend to use the proceeds of this offering as follows:



                                             [see chart on next page]

                                                                         If $4,000,000  If $1,000,000  If $2,000,000  If $3,000,000
                                                                           is raised      is raised      is raised      is raised
                                                                         ------------- -------------    -------------  -------------

1.  Expenses of the offering:
    (a) Placement agent commissions equal to 10% of the
        amount raised..................................................     $400,000      $100,000       $200,000      $300,000
    (b) Expenses, including legal, accounting, placement
        agent expenses up to $120,000 and other fees...................     $300,000      $300,000       $300,000      $300,000
2.  Repayment of debt..................................................     $515,000      $515,000       $515,000      $515,000
3.  Interest on debt at 10% per annum (assuming the debt
    is paid by December 31, 2002)......................................      $62,500       $62,500        $62,500       $62,500
4.  Accounts payable and accrued expenses through the
    date of this prospectus, including payroll expenses and
    professional service and provider fees.............................     $250,000       $22,500       $250,000      $250,000
5.  Operational expenses for the first 12 months after the
    date of this prospectus, including marketing and
    payroll expenses and professional service and provider
    fees...............................................................   $1,030,000            $0       $672,500    $1,030,000
    (a)  Databases.....................................................     $200,000            $0             $0      $200,000
    (b)  Advertising and marketing.....................................     $220,000            $0       $115,000      $220,000
    (c)  Programming development.......................................     $100,000            $0        $75,000      $100,000
    (d)  Operating expenses............................................     $510,000            $0       $482,500      $510,000
6.  Operational expenses for the next 12 months,
    including further development of products and
    services, securing additional management personnel
    and employees and working capital..................................   $1,442,500            $0             $0      $542,500
    (a)  Databases.....................................................     $135,000            $0             $0            $0
    (b)  Advertising and marketing.....................................     $450,000            $0             $0            $0
    (c)  Programming development.......................................     $100,000            $0             $0       $40,000
    (d)  Operating expenses............................................     $757,500            $0             $0      $502,500
                                                                          $4,000,000    $1,000,000     $2,000,000    $3,000,000
                                                                           =========     =========      =========     =========


                                       17

         Pending the use of proceeds for the above purposes, we will hold our funds in bank deposit accounts, short term certificates of deposit, U.S. Treasury instruments and money market funds.

         In the event we do not sell all of the units offered in this offering, the placement agent's commissions will be lower because they are based upon the amount raised, but other offering expenses will not be reduced, nor will debt repayment or accrued expenses.

         If all of the units are sold, the shares acquired in the offering will represent only 34% of SearchHelp's issued and outstanding shares, subject to further dilution and to substantial restrictions on transfer. If the entire amount of this offering is sold and all of the warrants are exercised, the shares acquired in the offering together with the shares acquired on exercise of the warrants will represent 61% of SearchHelp's issued and outstanding shares, subject to further dilution. If less than $2,400,000 is raised, SearchHelp may not have sufficient funds available to pay its expenses and carry out its immediate business plan.

         $450,000 of our debt is presently past due. The maturity dates originally ranged from February 2002 to November 2002. The proceeds of our debt financings were used to provide funds for operating the company.

                                 DIVIDEND POLICY

         SearchHelp does not intend to pay any cash dividends with respect to its common stock in the foreseeable future. We intend to retain earnings, if any, for use in the operation of our business and to fund future growth.

                                 CAPITALIZATION

         The following table sets forth the total capitalization of SearchHelp as of September 30, 2002.

                                                             September 30, 2002
                                                             ------------------

     Current liabilities                                              $998,947
     Long-term Obligations                                              $4,527
     Stockholders' capital deficiency: common
          stock, $.0001 par value, 100,000,000
          shares authorized, 15,130,000 shares
          issued and outstanding:
                                                                        $1,513
     Additional paid-in capital                                       $211,512
     Deficit accumulated in development stage                        $(770,279)
     Total stockholders' capital deficiency                          $(557,254)
     Total capitalization                                             $446,220

                                    DILUTION

         SearchHelp's net tangible book value deficiency as of September 30, 2002 was $(974,027), or $(.06) per share of common stock. Net tangible book value per share is equal to the amount of total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of common stock outstanding on September 30, 2002. Assuming the sale of all of the units offered pursuant to this prospectus at a price of $.50 per unit, then, after deducting placement commissions and estimated offering expenses aggregating $700,000 (but without taking into account the shares issuable upon exercise of the warrants), the net tangible book value of our company as of September 30, 2002 would have been $2,601,861, or $.11 per share of common stock. This represents an immediate increase in net tangible book value of $.17 per share to existing stockholders and an immediate dilution in net tangible book value of $.39 per share to new investors. The following table illustrates this per share dilution:

  Assumed initial public offering price per share                          $.50
  Net tangible book value per share before this offering                  $(.06)
  Increase in net tangible book value attributable to new investors        $.17
  Net tangible book value per share after this offering                    $.11
  Dilution per share to new investors                                      $.39
  Percentage dilution                                                        78%

     The following table summarizes, on a pro forma basis as of September 30, 2002, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders for a share of stock and by new investors purchasing units in this offering:

--------------------- ---------------------------- -----------------------------
                                                                   Average Price
                         Shares Purchased      Total Consideration    per Share
--------------------- ------------- ---------- ------------ ---------- ---------
                         Number     Percent      Number     Percent
--------------------- ------------- ---------- ------------ ---------- ---------
Existing stockholders  15,130,000    65.4%       $202,625      4.8%      $.01
--------------------- ------------- ---------- ------------ ---------- ---------
New investors           8,000,000    34.6%     $4,000,000     95.2%      $.50
--------------------- ------------- ---------- ------------ ---------- ---------
Total                  23,130,000   100.0%     $4,202,625    100.0%      $.18
--------------------- ------------- ---------- ------------ ---------- ---------

                             DESCRIPTION OF BUSINESS

BACKGROUND

         SearchHelp, Inc. was incorporated in the state of Delaware on September 5, 2001 and is a successor to SH Networks.com, Inc., formerly known as SearchHelp.com, Inc., a New York corporation incorporated on January 29, 2001, and E-Com Marketing Group, Inc., a New York corporation, incorporated on January 29, 1999. We are a start-up company and we have developed and acquired a series of products and services, some which are Internet-based and others which are to be sold in retail outlets or through direct distribution, but all of which are intended to serve local communities, their citizens, their local businesses and institutions and their economic well-being. Several of our products and services are currently available and others are in the final stages of development. Because our products and services are almost all directed towards the same potential customers, we expect that our marketing efforts will be efficiently coordinated.

         OUR WEB SITES. In February 2001, we created our own web site, at www.searchhelp.com, which provides a format to allow users to gather information about their local communities and provides a platform to market or display our other products and services. Since that time we have further enhanced and developed our web site to be ready for our other products and services. Our web site will become fully operational upon completion of development of our other products and services.


         We have also developed a web site template product called "Community Builder." This product was designed for local communities that have a need for an interactive site that will be adaptable to the needs of their community. Our technology allows the community to control the content of their community builder web sites and also to display their content on the SearchHelp web site. Our first community builder web site for Central Islip, New York, is currently operational. The community builder template was completed in December 2002 and will be available for customer use in January 2003.

         OUR OTHER PRODUCTS AND SERVICES. We intend to assist communities nationwide by offering strategic advice for economic development in problem areas such as unemployment, housing, education and transportation. We recently entered into our first Economic Development Consulting Agreement with the Oyster Bay-East Norwich School District to assist them in developing an Internet Cafe for the community and the school and SearchHelp is currently assisting the school district in the setting-up of an educational technology program. Although we have a contract with Oyster Bay-East Norwich School District, we cannot predict when we will receive revenues from this program since the payment of our fee is subject to securing the necessary financing and this funding is not yet in place and no arrangements are close to finalization.

         We offer advertising space on both our own web site and the local community builder web sites to businesses and organizations. This product is completely developed. We have not yet marketed this product. It will be marketed through the community builder product in January 2003.

         We also have completed development of a classified advertising service for employment and other business opportunities. We have not yet marketed this product. We will begin to offer this product through the community builder template product in January 2003.


         In addition to these web-based products and services, we are offering two products for parents to better care for their children, S.P.I.K.E and Child Shield. S.P.I.K.E is a software package designed to enable parents to monitor their child's behavior on the Internet. We have an exclusive license for S.P.I.K.E. We are in the process developing S.P.I.K.E, which will be ready for distribution and sale by the end of January 2003. Child Shield is an emergency response system for missing children. We act as a distributor for Child Shield, which is currently available on our web site.


         We have also developed other products and services described later in this section. Except for our insignificant revenues from our web site hosting service, we currently have no revenues from our products and services.


         In addition to marketing our products and services through conventional channels, we have developed what we believe is an innovative approach to utilizing relationships with schools and other not-for-profit organizations to generate interest and to share in our revenues for products and services sold utilizing their resources.

         RECENT FINANCING TRANSACTIONS. In October 2002, we raised $25,000 for operations by issuing a promissory note bearing interest at 10% per annum, plus an approximate 10% penalty interest if not paid when due. This note, together with accrued interest, is due February 2003 and otherwise is identical in other respects with the July 2002 notes.

         In July 2002, we raised $50,000 for operations by issuing 2 promissory notes each bearing interest at 10% per annum, plus an approximate 10% penalty interest if not paid when due. These notes, together with accrued interest, were due in November 2002 and otherwise are identical.

         In May 2002, we raised $75,000 for operations by issuing 3 promissory notes, each bearing interest at 10% per annum, plus an approximate 10% penalty interest if not paid when due. These notes, together with accrued interest, were due in September 2002 and are identical in other respects with the July 2002 notes.

         Commencing in December 2001 through February 2002, we raised an additional $325,000 of operating capital by issuing 13 $25,000 promissory notes, each bearing interest at 10% per annum. Each of the 13 notes is payable in full on the 60th day following its issuance. Each note holder has the right to acquire 10,000 shares of common stock at a price of $.01 per share if his or her note is not repaid in full, together with accrued interest, on the due date and an additional 5,000 shares of common stock at a price of $.01 per share for each month thereafter that the note is not repaid in full. As of December 1, 2002, none of these notes were repaid and, as a result, these note holders were then entitled to purchase 565,000 shares of common stock for an aggregate price of $5,000. Prior to December 1, 2002, an aggregate of 130,000 shares of common stock has been purchased by note holders for $1,300.


         In September 2001 and October 2001, we raised $50,000 for operations by issuing promissory notes bearing interest at 10% per annum. These notes, together with accrued interest, were repaid in full in February 2002.

         SearchHelp incurred $67,180 in fiscal year 2001, $39,936 in fiscal year 2000 and $45,650 in the nine months ended September 30, 2002 on software development and, if this offering is successful, we expect to incur an additional $113,000 in fiscal year 2003 and $100,000 in fiscal year 2004.

EMPLOYEES

         We currently have 4 full-time professional, technical, and support personnel. We anticipate hiring 3 additional full-time employees in the next year, provided that we raise sufficient funds in this offering to enable us do so.


PRODUCTS AND SERVICES

THE FOLLOWING ARE OUR PRODUCTS AND SERVICES:

         A. THESE PRODUCTS AND SERVICES ARE EITHER IN THEIR FINAL STAGE OF DEVELOPMENT OR IN THEIR FINAL TESTING STAGE. THE LAUNCH OF THESE PRODUCTS AND SERVICES WILL OCCUR ONCE TESTING IS COMPLETED:

         1.  SECURED PERSONAL INFORMATION KEYED ELECTRONIC SOFTWARE (S.P.I.K.E.)


         S.P.I.K.E. is a software product that SearchHelp is in the process of developing. We anticipate that we will launch and sell to the product in the retail market by the end of January 2003. SearchHelp does not own the technology. SearchHelp has an exclusive license agreement with eDocusign, Inc. SearchHelp owns the trademark on the name S.P.I.K.E and owns the trademark on the look and feel of the character known as S.P.I.K.E. SearchHelp will manufacture, market and distribute S.P.I.K.E in the retail market. The retail price for S.P.I.K.E. is expected to be $49.99.

         This software package is designed to enable parents to monitor their child's behavior on the Internet. It is expected to block and filter out inappropriate web sites on AOL, Netscape and Internet Explorer. Key words will be used to block sites, similar to blocking channels for family viewing on cable television. S.P.I.K.E has its own custom browser and custom permission security levels for all users which allows parents to control the Internet access levels for different age users by providing a password. The application will also monitor children's Internet communications. It will highlight the use of inappropriate language, log the screen names of the individuals with whom children are instant messaging, and filter potentially inappropriate personal discussions through the use of artificial intelligence.

         Artificial intelligence is a feature that is unique to this software product. S.P.I.K.E. will have a library of phrases and words that make up its artificial intelligence internal database. Artificial intelligence is used because many child predators meet a child/teenager online in a chat room and then continue the discussion using Instant Messaging for a more personal one-to-one conversation. S.P.I.K.E not only provides parents with a log of all Instant Messaging discussions, but it will also alert parents if their child is Instant Messaging with someone who is using inappropriate language or asking them more than two personal questions. Through the use of artificial intelligence S.P.I.K.E. may prevent more children from becoming tragic victims of on-line predators.

         Additionally, depending on the age of the child being monitored and the reasons for the monitoring, the administrator of S.P.I.K.E. can set up the program to run "behind the scenes" so the user is not aware that they are being monitored. S.P.I.K.E. will also lock important folders, files and applications on the computer and not allow access unless the user has been given permission. This feature is useful when there are multiple users sharing one computer.

         Even though there are currently a number of on-line monitoring products in the marketplace, our product has many unique features. For example, S.P.I.K.E offers a separate friendly browser for young children and utilizes artificial intelligence to determine potential on-line predators. Additionally, the locking and unlocking of files on S.P.I.K.E. is simple to use and not subject to hackers because of the specific encryption that was used in developing the product.


         2.  AUTOBROKER SOFTWARE

         We have developed a software application called the "AutoBroker." This product was recently completed and will be tested by local used car dealerships. Testing should be completed by January 2003 and we expect the product then to be available for marketing. The product will be available as a download from the SearchHelp web site and through the Community Builder template product. This product provides auto dealers the ability to upload their existing auto inventory into the AutoBroker application. From the application the dealers can automatically add their inventory to SearchHelp's auto classifieds section, thus giving their business additional exposure for their inventory. In addition, the application provides the business with tracking, updating and printing capabilities for their inventory.


         We believe that this type of software currently is not available, nor does any classified site offer an easy, fast or cost effective way to upload or update large auto inventories from a personal computer to a classified site. The AutoBroker offers the smaller new and used dealers an opportunity to gain exposure at an affordable price. Major dealers keep track of their inventory either through in-house systems or through outsourcing with physical inventory scanning. As an added benefit and for additional exposure, larger dealers will place their inventory on the AutoTrader web site (WWW.AUTOTRADER.COM), a well-known fee-based classified web site. Smaller dealers often cannot afford these services. Smaller dealers may not have their own web site or the opportunity to display their inventory on the automakers' main sites.

         With some minor additional programming, the AutoBroker application can even incorporate auto dealers' inventory with their existing web site. The price for this service is yet to be determined. If the product proves to be useful to auto dealerships, then we will further develop the product line to include other sales oriented industries such as marine sales, employment and real estate. In addition, we will seek to license this application to other classified sites for a monthly or yearly fee.

B. THE  FOLLOWING  PRODUCTS  AND SERVICES  ARE  COMPLETED,  TESTED AND READY FOR
DISTRIBUTION:


         3.       CHILD SHIELD

         We entered in to a distribution agreement with Protect-A-Child America, a distributor of Child Shield, in May 2002. Pursuant to the terms of the agreement, SearchHelp will market the Child Shield product. We recently presented Child Shield at the National PTA Convention in Texas. As of October 2002, we began marketing Child Shield through a mail campaign directed towards a group of PTAs that attended the 2002 National PTA Conference. We anticipate earning revenue from Child Shield by January 2003.


         Child Shield kits are sold through distributors who independently market and sell the product. SearchHelp is an independent distributor of Child Shield and does not own or manufacture the product. Child Shield has 2 components: (1) to reduce the number of lost, missing, abducted, and runaway children in America by our child safety program which provides parents with simple, easy-to-follow educational materials that will provide their children with important knowledge that can help to prevent such a tragedy, and (2) to offer victim parents and law enforcement agencies an all-inclusive source for immediate assistance in distributing information that is vital to the recovery effort of a missing child. If a Child Shield registered child should ever become missing, the Child Shield product is designed to act immediately by providing both local and far-reaching assistance to the child's family and to the police agency handling the investigation.

         The emergency response component is based on parents sending a videotape and a photo of their child to register the child's video and photo with Child Shield. In the event of a missing child, the Child Shield emergency response will work together with local law enforcement officials and use the video and picture to help find the child.

         There are some states and local counties throughout the country that are developing their own emergency response networks. However, in the case of those few areas, Child Shield could function as an adjunct to the services they are offering, since Child Shield has a unique videotape duplicating system.

         The current price is $34.95. As a distributor, SearchHelp is compensated as follows: $5 for each of the first 499 unit sales; $10 for each of the next 500 unit sales; $12.50 for each of the next 1,500 unit sales; and $15 for every sale above 2,500 units. To date we have not made any sales on this product. Our first mailing was sent to a small target audience of 300 PTA members in September 2002. We followed up with another mailing in October 2002.


         4.  ECONOMIC DEVELOPMENT PROGRAM


         The Economic Development Program is fully designed, but has not generated revenues because we have just started this program 2 months ago. We cannot predict when we will receive revenues from this program.

         We intend to assist communities nationwide through our partnership with National Economic Development Advisors, LLC by offering strategic advice for economic development in problem areas such as unemployment, housing, education and transportation. National will act as a consultant in connection with our program for a three year period. We will pay National Economic Development Advisors 55% of any profits generated as a result of consulting with nonprofit organizations.

         Through our program, we will offer guidance to communities seeking funding sources and grant opportunities. We will also help create not-for-profit organizations (if none exist) in these communities to implement our strategic plan. Fees will either be at a fixed rate, starting at $5,000, or will be calculated on a time and materials basis, depending upon the economic development needs of the community.


         SearchHelp recently entered into an Economic Development Consulting Agreement with the Oyster Bay-East Norwich School District to assist them in developing an Internet Cafe for the community and the schools and SearchHelp is currently assisting the school district in the setting-up of an educational technology program. Although we have a contract with the Oyster Bay-East Norwich School District, we cannot predict when we will receive revenues from this program since the contract is subject to securing the necessary financing and this funding is not yet in place and no arrangements are close to finalization.


         There are local economic development offices in various states that provide economic development services to local communities in need. Our services are unique from local economic development offices because local economic development offices are usually understaffed or the staff is not fully informed about available grants opportunities for the local community. Economic development is a specialized area where communities needing this service frequently use outside experts.


         5.       WEB SITE HOSTING

         We recently completed and began marketing this product. Since September 2002 we have signed up 90 web site hosting customers. Our revenues have averaged between $500 to $550 per month. We offer three basic plans: Value Plan for $13.95 per month, Standard Plan for $19.95 per month and an E-Commerce Plan for $44.95 per month. Web hosting is a service that is widely available by various providers. However, our approach of marketing this product to local small business through our community builder web site product, our chamber of commerce program and our reseller program differentiates us from our competition. To assist in our marketing efforts, SearchHelp will offer chambers of commerce, resellers and local townships a small economic incentive for each sale.

C. THE FOLLOWING PRODUCTS AND SERVICES ARE COMPLETED, TESTED BUT NOT READY FOR MARKETING AND DISTRIBUTION. THE LAUNCH OF THESE PRODUCTS AND SERVICES WILL OCCUR IN JANUARY 2003:

         6.       "COMMUNITY BUILDER" TEMPLATE WEB SITE

         The community builder template product was recently completed in December 2002 and we intend to market this product in January 2003.

         The Community Builder Template is a web site template software package that we have developed which we will use as a prototype web site for each of the communities that hire us to build their web site. It is a templated web site because the engine for the technology that drives the web sites is the same for all communities. The software has been built as a template which will allow us to customize a web site for each community. We will offer a number of choices in terms of design and color scheme. Our programmers will do the programming in-house at SearchHelp and SearchHelp will host the Community Builder Template web sites on our servers.

         Our technology allows local towns and communities to control the content for their own community builder web site and to display their content on the SearchHelp web site. Communities can promote SearchHelp products and services and receive a share in our revenues from the sales generated. We will link the community web sites to our SearchHelp web site and thereby allow users of either web site to have access to the content from their communities web site and on SearchHelp's web site. The product is flexible in that it can also be offered to smaller populations such as nonprofit organizations or chambers of commerce.

         Central Islip, New York, which is located in Suffolk County on Long Island is our prototype community. It is the first community that is using this product. We designed and donated the Community Builder Template web site to the town of Central Islip (www.centralislip.org ) to serve as our first beta test web site. This site has been in beta testing since June 2002. The template involves extensive programming which connects directly to the SearchHelp database in order to duplicate events and information on both web sites. The beta test for Central Islip was completed in December 2002.

         Future community web sites will be developed and hosted by SearchHelp for a fee. We will offer all communities SearchHelp's products and services and return 20% of all revenues derived from that site to that particular community. The community builder template is built as a modular system. This allows for reduced costs for future community sites. The community will be charged a one-time fee of approximately $2,000 to $3,000 for the development of a unique web site look for their community and a monthly hosting fee of approximately $50 to $100. By building the community template as a modular system, we can easily create a unique community design for each customer and integrate the new look with the technology that drives the back-end module. This provides an affordable and interactive product for the community while helping to maximize SearchHelp's profit. Because we have not yet begun a broad marketing campaign for this product, at this time we can not determine whether it will be successful.

         Many local communities may already have a web site. However, we anticipate that lower income and working class communities will seek our Economic Development services and they will be less likely to have a web site. The Community Builder Template web site is therefore directly linked and marketed with our Economic Development program. In order to effectively offer professional Economic Development services to such communities, we formed a partnership with the National Economic Development Advisors, LLC to run our Economic Development program for three years. They will act as a consultant in connection with our program. We will pay National Economic Development Advisors 55% of any profits generated as a result of consulting with nonprofit organizations.

         We recently entered into our first consulting agreement with Oyster Bay East Norwich School District to assist the district with establishing an educational technology program for its students.


         7.  CLASSIFIED ADVERTISEMENTS


         This product is currently complete. To date, we have not marketed this product. We will start to offer this product through our Community Builder Template product in January 2003. In addition, we will promote these products further once we begin to receive funds from this offering.

         Users of the classified advertisements can list items they have for sale according to specific categories. All entries run for 30 days. The user is prompted to renew within 5 days of the ad expiring. Images can be uploaded to help sell an item. Through February 2003, we will offer this service free of charge. Starting in March 2003, we will institute charges of $10 for the first 30 days and an additional $5 after the initial 30 day period for up to 60 additional days. We will offer unlimited listing for autos for $199 per 60 days or $999 a year to used car dealers. Categories include real estate, autos, computers, home merchandise, pets, marine, job/career listings and business opportunities. SearchHelp will launch a new feature to the job/career listings in January 2003. This job/career listings product will enable employers to list job openings and job seekers to post their resume and job qualifications. The new feature will search the database and match up the job seekers with the employers. Both parties will have the flexibility to set specific criteria. For example the job seeker could provide information regarding the type of job wanted, salary range, location, benefits, skill summary. The employer can specify the experience needed for the job, degrees, job title, location, requirements needed. This program will also allow the employer to keep track of job postings with an easy to use tracking system. Employers or agencies will be able to post up to two job openings for 30 days at a cost of $79. Renewals will cost $29 for each additional 30 day period. Companies can post 5 to 12 job openings for $199 for 30 days and $79 for each additional 30 day period. Companies or agencies can buy access for an unlimited amount of job postings for 1, 3, 6 and 12 month periods for $249, $498, $949 and $1,850 respectively.


         This new feature will be marketed directly to employment agencies, which usually work for many employers at one time. We will target used car dealers for our auto classifieds and local real estate companies for the real estate section of our classifieds. Currently, there are regional sites, most of which allow users to search their databases for job opportunities, autos, real estate, pets and home merchandise that were posted. Our service will provide more features than regional sites and local newspapers. Also, there are sites such as WWW.CAREERBUILDER.COM, WWW.MONSTER.COM and WWW.HOTJOBS.COM that specialize in job opportunities nationwide. Many search firms use these specialized sites to post job openings they represent for their large clients. The employment section of our classifieds will have many, if not all, of the same features as these companies mentioned above. The significant difference is that the cost of our service will be lower. Also, we intend that these services will be marketed from local chambers of commerce, townships and our economic development program to their local business community, thus enhancing the penetration of these services.

         8.  ONLINE ADVERTISING ON WWW.SEARCHHELP.COM.


         We have developed a range of advertising opportunities for our web site. All these advertising products have been created. To date, we have not marketed these products. We will start to offer these products through the Community Builder Template product in January 2003. In addition, we will promote these products further once we begin to receive funds from this offering.


              a) Run-of-the-site display and banner ads - These are ads that display throughout the site. Prices range from $75 to $300 per month.

              b) Run-of-the-site roll down banner ad - This type of ad enlarges from a 468x60 pixel ad to a 468x370 ad. It enlarges by rolling down similarly to a movie screen when a user rolls over the banner ad with their mouse. Prices will range from $125 to $320 per month.

              c) Industry targeted sponsor ads - These ads are customized and can resemble newspaper ads. There are eight industry categories from which to choose and they are constantly visible for the entire length of the ad. The price for this service will be $150 per month or $240 for 3 continuous months.

              d) Pop-up billboard ads - These ads appear every time a viewer visits the site. The price for this service starts at $80 per month.

              e) Menus On-line - We will offer restaurants the ability to include their menu with their business listing. Restaurants will be able to fax, upload or mail them to us. There will be 4 different programs to choose from. Packages range in price from $90 to $240 per year.

              f) On-line Coupons - We intend to offer merchants the ability to post coupons to their business listing, the coupon section and the local web site section (if the merchant has a web site) for one price. The coupon is expected to be able to be changed as often as the merchant would like. Our streamlined creation tool allows the merchant to create a coupon from scratch or upload an existing coupon. Prices start at $39 per month.

              g) Industry targeted sponsor links - These are text links that reside on the same category-specific pages as the sponsor ads. The links are constantly visible and direct viewers to the sponsor's site or ad. They are expected to be an inexpensive form of creating strong name recognition within a community. The price for this service is $50 per month.

         Online advertising is available on most web sites, however, it is usually expensive or too broad in its scope of coverage for small businesses. On our web site and community template site, the advertising is locally targeted and has been priced so that it is affordable for small business. These products will be marketed from local chambers of commerce, townships and our economic development program directly to their local business community. Product penetration should be deeper with this approach since the chambers and townships already have a relationship with their local business community.

         9.   PDA Compatible Corporate Calendar


         This product is developed and completed. To date we have not marketed this product. It will initially be marketed on our web site and on the local Community Builder Template web sites in January 2003. We will further promote this product as we receive funds from this offering.


         Our PDA compatible virtual calendar product is located on www.searchhelp.com. Businesses can sign up for the product directly on the web site and then gain access to their corporate calendar by a user name and password security. The technology was built into the SearchHelp web site. It is not downloaded from our web site nor is it a software application that is sold separately.

         This PDA offers businesses a calendar application where they can add their corporate logo and incorporate their company colors and style.

         Employees will have password protected access to a corporate branded calendar from any location where there is Internet access. They will be able to schedule meetings, send reminders, access their contact list, e-mail and a to-do-list, and synchronize the calendar with their hand held devices. The price for the product will be based on the number of users per company using the service, but will start at $7.95 per month for up to two users and plans that accommodate more then to 30 users for $59.95 per month. Many of the large national portals, such as Yahoo, AOL and Netscape offer free PDA compatible calendars for individual users, however these portals do not offer a corporate branded PDA calendars like ours which allows for businesses to customize their calendar.

INITIAL PLAN OF OPERATION


         Management has determined that, based upon an assumption that we earn no revenues during the 12 month period following the commencement of this offering, we will need $1,030,000 in order to fund our operations for that period, and, thus, given the expenses of the offering and the amounts required to pay outstanding debts and expenses, we will need to raise at least $2,400,000 in this offering to have this $1,030,000 available. The $2,400,000 will be expended as follows: placement agent commissions of $240,000 and offering expenses of $300,000, accrued expenses of $250,000, debt of $515,000, plus interest and first year expenses of $1,030,000. If we do earn revenues, we will need less funds from this offering to cover our expenses and, thus, we will have more funds available for business development. We expect to need at least an additional $1,442,500 for the second 12 months' operational expenses and to accomplish additional plans described in this prospectus. Therefore, unless we raise $4,000,000 in this offering, we will need either to raise additional funds or realize revenues from our business activities to meet our cash requirements for the next 2 years. It is important to note, if we fail to raise at least $2,400,000 in this offering or fail to earn substantial revenues, we will not be able to pay our obligations and have operating capital for the next year. We will then have to try to make arrangements with our creditors and seek other sources of capital. If we are not successful in those efforts, we may have to cease operations and the investment in the Company may be lost. At present, we are totally dependent upon the proceeds of this offering to continue to operate as a going concern.


         In the first 12 months of operation, the company's main goal will be to maximize revenue quickly by marketing Child Shield, S.P.I.K.E., the Community Builder web sites, and our Economic Development Program.

         Child Shield will be available directly from SearchHelp and S.P.I.K.E. will be available in retail stores. We will gain exposure for both products by marketing to schools and organizations. We plan to attend PTA conventions and structure fundraising programs for all interested schools and organizations around these 2 products. Fundraising programs offer additional benefits because schools and organizations will be promoting our products to their families as they seek to have a successful fundraiser. S.P.I.K.E. will also gain added exposure, as it will be offered in retail stores. Currently, there are plans to attend 4 to 5 Parent-Teacher Association (PTA) conventions during 2003.

         We intend to offer our web-based products and services, which include hosting, PDA office calendars, software applications, classifieds and eight different advertising products to local businesses starting with the New York State region. We will market to these businesses through the Community Builder site in their area. Community Builder sites are designed pre-loaded with all of our web-based products and services and will be marketed to local Chambers of Commerce, Town Halls, Civic Associations and other types of community membership organizations. We intend to have marketing materials on the Community Builder site for each community to promote the benefits of its new web site and to promote our products and services. The company will return 20% of the revenue generated by these sites to the individual communities that purchase the site. The company will also return a total of 5% of the revenue generated from the site to their local school(s).

         Our Economic Development Program is in its beginning stages and our team is now starting to contact a few individuals from different communities around the country that have expressed interest in our economic development services. We anticipate attending state conferences for Mayors and speaking with other town officials to assist in promoting this program throughout the next 12 months.

         Depending upon the amount raised in this offering, we will allocate $40,000 of the advertising and marketing budget to attend conferences and conventions, $30,000 for direct response mailings, $65,000 for advertising in print media and $30,000 for co-op advertising with retail chains carrying the S.P.I.K.E. product. We believe that focusing our efforts on these groups and marketing through them will be effective in targeting and reaching the maximum number of customers that would be most interested in the company's products and services. This strategy will enable the company to stay within its marketing and advertising budget during the first 12 months of operation.

         We  started  development  on  a  software   application  known  as  the
"AutoBroker" on or about the end of April 2002 and completed development in July 2002.


         The AutoBroker software will be tested by and marketed to used car dealers in January 2003. Once testing is complete, AutoBroker will be available to download from the SearchHelp web site. The price for this service is yet to be determined.


         To date we have spent $8,500 on research and development for the AutoBroker and $30,000 on research and development for S.P.I.K.E.

PLANS FOR SUPPLEMENTAL FINANCING

         We expect to raise at least $2,400,000 in this offering so that we will be able to pay all of the offering expenses, pay all of our outstanding debt plus interest and our payables, and have sufficient operating capital for our first year of operations. Of course, we may not raise that amount and, therefore, we may not have funds from this offering sufficient to carry out our operating plan. If we do not raise sufficient funds from this offering to carry out our plan, we intend to carry out the following steps to allow us to continue to operate and to enable us to reach the point where we begin to generate revenues and, perhaps, have sufficient revenues to cover our operating expenses:

1. Our principals, who have previously provided operating capital to the company, will provide certain additional capital, although not more than $32,000.

2. We will negotiate with all of the holders of our existing debt to seek to extend the time for payment for at least one year, with only interest, not principal, payable during that time. Although we have not yet had formal discussions with any debt holder, we have had informal discussions with certain key holders as well as the placement agent for most of our debt placement and preliminary indications are favorable. Of course, there is no assurance that all, or most, of our debt will thus be extended.

3. We will approach the payees of our trade payables and seek to extend the time for payment of all of our payables. Again, we have had no formal discussions to this end, but preliminary discussions have again been favorable.

4. We will seek additional private debt capital and, perhaps, private equity capital, to provide funds for operations. We have had informal discussions with our placement agent and we will not have formal discussions until the public offering has terminated.

Management believes that all of these steps, if taken together, will provide the company with the operating capital and the time necessary to enable the company to carry out the key elements of its business plan, at least to the point of actively marketing S.P.I.K.E. and Child Shield and operational launching of our own web site and the community builder web site. We would likely delay the launching of our other products and services until our revenues were sufficient to enable us to do so.

SUMMARY OF OUR SIGNIFICANT AND CRITICAL ACCOUNTING POLICIES

         The Securities and Exchange Commission recently issued " Financial Reporting Release No. 60 "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" ("FRR 60"), suggesting companies provide additional disclosure, discussion and commentary on those accounting policies considered most critical to its business and financial reporting requirements. FRR 60 considers an accounting policy to be critical if it is important to the Company's financial condition and results of operations, and requires significant judgment and estimates on the part of management in the application of the policy. For a summary of the Company's significant accounting policies, including the critical accounting policies discussed below, please refer to the accompanying notes to the financial statements.

         Accounting for revenues requires management's judgment as to the nature, timing and extent of recording and recognizing revenues when earned under its various programs. Revenues generated under a time value contract requires management's judgment as to when revenues are earned and the related costs are incurred throughout the life of the contract. Income from membership fees, advertising income and web site services will be earned on a pro rata basis while income from the Company's product lines will be recognized when shipped.

         The Company assesses potential impairment of its long-lived assets, which include its property and equipment and its identifiable intangibles such as software development costs and deferred charges under the guidance of SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company must continually determine if a permanent impairment of its long-lived assets has occurred and write down the assets to their fair values and charge current operations for the measured impairment.

         The Company has issued, and may continue to issue, its common stock for services. In September 2001 the Company's legal counsel accepted 100,000 shares of common stock as payment for $9,000 in general legal services rendered ($.09 per share). Subsequent to that date, the Company has issued common stock and rights to purchase common stock, such as in connection with the Lifetyme, Inc. agreement. The Company has issued stock rights to noteholders as additional interest in addition to the notes stated 10% interest. The cost associated with these transactions was based on a fair value of $.09 per share which is the ascribed fair value of the purchase rights using the Black-Scholes Option Pricing Model for determining fair value. Absent a current public market for the Company's common stock, the Company believes its stated fair value assigned to these transactions to be reasonable.

MARKETING

         In order to attract schools as marketing partners for our products and services, we will offer public and private schools an online interactive calendar. We have a database of schools throughout the country that we will target. The full-page calendar displays school meetings and activities, newsletter information and it links to school web sites. The calendar can also be emailed by the school to the students' families in a text format. An authorized person is required to sign up the school for the program. Information is added to the calendar from a secure, password protected system.

         Our company will also attend and participate in mayoral conferences, legislative conferences and other trade shows seeking to inform elected officials of our economic development program for their hometown communities and to reach non-profit organizations and small businesses.

         SearchHelp has been represented at PTA conferences throughout the country in order to directly reach schools nationwide to secure their marketing assistance. In June 2001 and April 2002, we were an exhibitor at the Baltimore National PTA conference and at the Nassau County District PTA conference, respectively. In May 2002, we were represented at the California state PTA conference and we were an exhibitor at the San Antonio, Texas National PTA conference in June 2002. We have been well received by conference attendees as they view our company's products and services as positive and supportive of schools and communities. SearchHelp has also advertised in a national school-related publication known as The Fundraising and Edutainment Guide. We intend to continue exhibiting at school related conferences.

         We have two different marketing plans depending on the amount of money raised in this offering. In both plans, we will focus our marketing expenditures on targeted groups which include chambers of commerce, municipal authorities (economic development), tourism bureaus, public schools and nonprofit organizations. We have compiled our target list. With a $220,000 advertising and marketing budget, we will have the resources to contact a controlled number in each group through major trade shows, e-mail and 6 mailings within a 12-month period. As we gain success, we expect to leverage these gains to expand our reach. The traditional marketing media of print, radio and local cable TV will be used in select cases where it is economical.

         With a $450,000 advertising and marketing budget, we intend to increase the controlled group by about 10% and increase the number of mailing campaigns to these groups. Our aim would be to continue to focus on a controlled number of targets within each group and we would hire a marketing manager for each group. These managers will not only have marketing experience, but also have experience with the specific community groups that they are targeting.

         We intend to have a reseller program which will be comprised of independent graphic artists and web designers, as well as other businesses that have relationships with small business communities across the United States. These resellers will be paid a commission for all their business accounts within the SearchHelp network. They will be able to maintain their accounts within a private on-line office specifically designed to create a seamless process from signing up and implementing business to maintaining and tracking every facet of their business. We plan to market to resellers through printed publications and web sites that are frequented by web designers. This marketing effort will take place during the first 12 months of operation after completion of this offering.

TECHNOLOGY

         SearchHelp's computer system is currently built on Microsoft's Windows 2000 Server technology. Each rack-mounted server contains Dual Intel PIII CPU's with at least 512mbs of RAM. The database system contains redundant servers working together to deliver high quality performance. The storage is housed on an external RAID array system that allows multiple servers to share the data all at one time. Management believes this technology provides a more stable environment and eliminates downtime due to hardware failure.

         The connection to the Internet is provided by 3 major fiber optic carriers from 3 separate sources. This setup not only provides redundancy in connections, but also load balancing if traffic increases dramatically in a short period of time.

         Electric power is provided by 2 energy companies on 2 separate grids. All servers in the data center go through a massive "UPS" (battery) system that are fed by the 2 power grids and large backup generators.

WEB SITE

         Our web site was created by William Bozsnyak and Debbie Seaman, our founders and 2 of our 4 full-time employees. We also utilize the services of 2 independent contractors who designed and maintain our web site and develop our computer programming. The web site runs from our servers in two locations. The main server is located in a data center in Commack, New York. A back-up server and development server are located in our office in Bethpage, New York.

         Our web site was designed around local communities connected by a customized national network. In addition to our community and business based web site programs, we provide for the consumer a place to find regional information and entertainment. We also offer users the ability to check their personal e-mail, as well as classifieds, event listings, personal calendar and personal folder.

         To add quality content, increase traffic and hold down advertising costs, we intend to form strategic alliances to develop content and make barter marketing arrangements with various local media companies, community organizations, banks, credit card companies, local school districts, national associations, tourism bureaus and chambers of commerce. In addition, we intend to work with other on-line entities that wish to enhance and extend their brand, obtain additional traffic, generate new revenues, offer benefits and/or provide localized information services. A wireless web presence for SearchHelp content is also planned, as this will allow our "on the go" viewers uninterrupted access. We also intend to offer multilingual content, reaching out to the growing population of non-English speaking Internet users and thus increasing viewership.

MATERIAL AGREEMENTS

         We have entered into the 8 material agreements described below.

         1. On November 26, 2001, we entered into an Internet Advertising Agreement with Lifetyme, Inc., a Delaware corporation that sells nonprescription vitamins. Lifetyme expects to advertise on our web site and in certain of our marketing materials in order to increase its brand recognition and to increase sales. Lifetyme will pay us an advertising fee which will be determined on a per project basis. The initial term of the agreement is 18 months but we have the right to extend the term for an additional 18 months.

         Upon execution of the Agreement, we granted Lifetyme the right to purchase 500,000 shares of common stock for a purchase price of $.001 per share, a total of $500. The fair value of the securities at the time the right was issued was $.09 per share as determined by using the Black-Scholes Option Pricing Model for determining fair value. Lifetyme assigned this right to certain of its shareholders who exercised the right immediately. If we extend the term of the Agreement, Lifetyme and/or its shareholders will have the right to purchase up to an additional 500,000 shares of our common stock for a purchase price of $.001 per share, a total of $500. If we extend the agreement, the excess of the fair value of the securities issued over the $500 purchase price, if any, will be charged to operations.

         Because Lifetyme is still a development stage company, the arrangements between us may never go into effect. In addition, as our company and Lifetyme further develop, our arrangements may change.

         2. On December 20, 2001, we entered into a teaming agreement with National Economic Development Advisors, LLC, a New York limited liability company. National is expert in community development and serves as a consultant to not-for-profit organizations. We engaged National for 3 years as a consultant in connection with our community development program and will pay National 55% of any net profits generated as a result of National's services. Martin R. Cantor and Noel C. Bonillia, the principals of National, are both members of our Advisory Board.

         3. On December 15, 2001, we entered into a software development and rights transfer agreement with Benjamin Kolts, an independent consultant. Mr. Kolts assists us in web site programming, applications and design. We pay Mr. Kolts an hourly fee of $25. Mr. Kolts does business as ESP Interactive.

         4. On December 26, 2001, we entered into a one year data products license agreement with Acxiom Corporation, an Arkansas corporation, to provide our web site with a telephone directory for use by our customers. We pay Acxiom a monthly fee of $6,500. The agreement will automatically renew for additional one-year periods. To date we have not paid any monthly fees since the data base that Acxiom will provide us is not yet complete.

         5. On May 14 , 2002, we entered into a 3-year marketing agreement with Protect-a-Child America. Protect-a-Child America is a registered agent for Child Shield USA which sells Child Shield kits through distributors who independently market and sell the product. SearchHelp is now a distributor of Child Shield. Child Shield has 2 components: (1) to reduce the number of lost, missing, abducted, and runaway children in America by our child safety program which provides parents with simple, easy-to-follow educational materials that will provide their children with important knowledge that can help to prevent such a tragedy, and (2) to offer victim parents and law enforcement agencies an all inclusive source for immediate assistance in distributing information that is vital to the recovery effort of a missing child. If a Child Shield registered child should ever become missing, the Child Shield product is designed to act immediately by providing both local and far-reaching assistance to the child's family and to the police agency handling the investigation. Pursuant to the terms of the agreement, SearchHelp will market the Child Shield product. SearchHelp is compensated as follows: $5 for each of the first 499 unit sales; $10 for each of the next 500 unit sales; $12.50 for each of the next 1,500 unit sales; and $15 for every sale above 2,500 units. Renewals of Membership will be deemed to be a sale of a Unit for purposes of determining SearchHelp's commission. The agreement will automatically renew for additional one-year periods.

         6. On June 6, 2002, we entered into a 5-year License and Distribution Agreement with eDocusign, Inc., a Delaware corporation, to be the exclusive licensee to manufacture, package, promote, advertise, market and sell the Secure Personal Information Keyed Electronically (S.P.I.K.E.) in the United States through December 31, 2003 and the non-exclusive licensee thereafter for the term of the agreement. Under the agreement, we will pay eDocusign $50,000 within 45 days after the close of this offering and $4.00 for each S.P.I.K.E. product we sell. The agreement does not have any renewal terms.

         7. On August 7, 2002 we entered into a production agreement with Twiz Studios, Inc. to create and animate character scenarios for S.P.I.K.E. Under the agreement we will pay Twiz a total of $9,600 in 3 installments. We paid Twiz the first installment of $3,200 as a deposit toward the project. We will pay Twiz the second installment when a certain portion of the project is complete and the balance upon full completion of the project which is targeted for November 15, 2002. However, this agreement has been terminated. We are working with another animator to provide SearchHelp the services that Twiz was to provide.


         8. On October 18, 2002 we entered into a consulting agreement with the Oyster Bay East Norwich School District to assist in organizing and creating a special purpose company to perform not-for-profit technology training services for the education of its students. Under the agreement, the school district will pay us a consulting fee of $5,000, which is subject to securing the necessary financing and this funding is not yet in place and no arrangements are close to finalization.

PUBLIC SERVICE

         We intend to help local communities by assisting them in promoting the attractions and benefits within the communities by working with all of their existing resources, including nonprofit organizations and local public schools.

         We expect to provide nonprofit organizations with resources to better reach their targeted population locally and nationwide through our online services and to allow them to add and edit information at their own convenience from a secure password protected environment. We expect that they will be able to contact and work with elected officials through our web site, as well as post issues and solutions affecting their organizations, such as fund raising efforts, new programs and volunteer recruitment. To our knowledge, SearchHelp is the only web site offering this umbrella of services to nonprofit groups.

         We will also work closely with local school systems by providing them with a school calendar program. Both public and private schools will be able to add and edit information in a secure password protected environment which can be accessed by authorized individuals from the school. Our calendar program is intended to allow schools to post school events and other school related content to assist them in reaching their larger communities. Schools should also be able to e-mail a text version of their calendar to their students' families.

         We believe that by building up the local nonprofit organizations and local schools in a community, the community can improve its business and increase its vitality.

         Local and national nonprofit organizations also need a comprehensive and centralized on-line location where they can inform the public and market their programs. SearchHelp intends to provide this service to these groups and, in so doing, will generate exposure for both the nonprofit organization and the SearchHelp brand name. In turn, the organizations will list the SearchHelp web site. The Internet via SearchHelp may become a vehicle for increasing community awareness and support.

COMPETITION

         Our competition on the Internet comes from three areas. The first is other small business solutions providers. The second is major nationwide portals, such as CitySearch, Yahoo and AOL. The third is the hundreds of local web sites around the country which are dedicated solely to an individual city or region. The nationwide portals concentrate mainly on major cities and large suburban population centers. The information they provide is generic for small businesses or communities that are unable to do business with these nationwide portals since it is too expensive to advertise on their web site and their web sites lack the small local community nature.

         The local or regional web sites throughout the country provide good local information, but have many limitations. The local sites are typically poorly publicized and have a narrow focus providing content only on one localized region. Viewers may have to exit the site to locate information about other areas or simply to find movie schedules, financial content, sports or other generic content. Like their nationwide portal counterparts, many of these regional sites have a prohibitive cost structure. One of the major reasons both portal types are cost prohibitive for small business and communities is the expense associated with having a sales force.

         Our non-Internet competition are local offices of economic development across the country and other companies offering small business solution products that are similar to our services and product line. The majority of local offices of economic development are considered to be understaffed and they are largely unable to meet the needs of their communities. Throughout the country there are companies offering products to small businesses. We intend to provide products and services that are affordable and practical. SearchHelp also has its web site as an Internet feature for additional marketing exposure that non-Internet based businesses cannot provide.

         SearchHelp has both Internet and non-Internet capabilities and our web site combines aspects of both the nationwide portal and the localized web site community. We will allow viewers to surf from region to region with ease and will offer local content, as well as generic information. We expect to be able to manage our overhead, due to our community-based programs and other distribution channels, while also keeping our products and services within the average budgets of small businesses in the United States.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         We have a board of directors comprised of 4 members. Each director holds office until the next annual stockholders meeting or until a successor is duly elected or appointed. The members of our board of directors and our executive officers are:

   Name                      Age       Position
   ----                      ---       --------
   William Bozsnyak          42        Director, Chief Executive Officer, Chief
                                       Financial Officer, Chairman of the Board,
                                       Vice President and Treasurer
   Debbie Seaman             44        Director, President and Secretary
   Joel San Antonio          49        Director
   Joseph P. Carrizzo        45        Director

WILLIAM BOZSNYAK

         William Bozsnyak has been a Director, the Chief Executive Officer, Treasurer and Chairman of the Board of the company since the company's inception in January 2001 and has been the Chief Financial Officer and Vice President since September 2002. Mr. Bozsnyak was the President of the Company until September 2002. In 1982, he joined the investment firm of J.P. Morgan Securities Inc. where he became a vice president in the Institutional Fixed Income Sales Department. In 1993, Mr. Bozsnyak left Morgan to join UBS Securities Inc. (Union Bank of Switzerland). He served as a vice president within the Global Fixed Income Department, where he was relationship manager and sold U.S. fixed income securities to major institutional U.S. firms. In 1998, Mr. Bozsnyak left the financial services business to create a local portal that focused on small businesses whose needs were not being met on a national level. This portal ultimately became the company. Mr. Bozsnyak graduated in 1982 from the New York Institute of Technology with a B.S. degree in Business Administration and a minor in Finance.

DEBBIE SEAMAN

         Debbie Seaman has been a Director and the Secretary of the company since the company's inception in January 2001 and has been the President since September 2002. Ms. Seaman was the Vice President of the Company until September 2002. Ms. Seaman has over 20 years of professional experience in both profit and nonprofit industries and has worked for numerous nonprofit organizations such as the National Multiple Sclerosis Society, Nassau/Suffolk Law Services, NYS Youth Bureaus, Surrogate's Court and North Shore Child & Family Guidance Center. Ms. Seaman's responsibilities included department administration, policy/program development, community project organizing, public speaking, grant writing and clinical practice. Ms. Seaman has been a self-employed independent consultant since 1987. As a business consultant, Ms. Seaman has worked as a strategist to increase the value of a company as a whole, while also helping management and staff in fostering improved performance and cooperation. She was a personal life coach and business strategist for small and medium sized companies in industries such as, construction, law, marketing, publishing, politics and travel. Ms. Seaman received her Masters degree in Social Work from Virginia Commonwealth
University in 1981. In 2000, Ms. Seaman was awarded the Outstanding Community Leadership Award from the National Multiple Sclerosis Society, Long Island Chapter.

JOEL SAN ANTONIO

         Joel San Antonio has been a Director of SearchHelp since September 2001. Mr. San Antonio began his career as co-founder of a business in the women's fashion industry. In 1983, Mr. San Antonio and his partner exited the fashion industry and founded Warrantech Corporation, a third party administrator of service contracts and extended warranty programs. The company went public in 1984 and, in September 1997, was recognized by Fortune Magazine as one of the "100 Fastest Growing Companies in America." Today, Mr. San Antonio serves as Chairman of the Board and Chief Executive Officer of Warrantech Corporation and each of its operating subsidiaries. In addition, he was a founder of Corniche Group, Inc., a provider of insurance products and services, and served as a director from May 1998 through September 1999. Since December 1999, Mr. San Antonio has also served as the Chairman of the Board of MedStrong International Corporation, a public company that transports medical records over the Internet. Mr. San Antonio is a member of the Southwestern Connecticut Area Commerce and Industry Association and the Young Presidents' Organization, Inc. A recipient of many industry awards, he was a national finalist in Ernst & Young's 1998 "Entrepreneur of the Year" program. He is also involved in a variety of philanthropic and charitable activities and is a member of the Metropolitan Museum of Art and the Stamford Theater for the Performing Arts.

JOSEPH P. CARRIZZO

         Joseph P. Carrizzo has been a Director of SearchHelp since September 2001. Mr. Carrizzo began his career with Lehman Brothers in 1983. While working there for twelve years in the corporate bond department, he became Lehman's senior level medium term note trader. In 1995, he left Lehman to become an independent distributor of personal care and anti-aging products. His business now includes the distribution of technology and telecom services and on-line products.

RONALD GLIME

         Ronald Glime was the Chief Financial Officer of SearchHelp from September 2001 until September 2002.

EXECUTIVE COMPENSATION

                                                                     Long-term Compensation Awards
                                                                     -----------------------------
                                                                    Securities Underlying Options ($)
                                                                    ---------------------------------
                                     Annual Compensation
                                     -------------------
             Name                 Salary($)        Bonus($)
             ----                 ---------        --------
       William Bozsnyak               0               0                             0
        Debbie Seaman                 0(1)            0                             0


EMPLOYMENT AGREEMENTS

         In March 2000, William Bozsnyak entered into a 3-year employment agreement with E-Com Marketing Group, Inc., a predecessor company, pursuant to which Mr. Bozsnyak became Chief Executive Officer, President and Treasurer of SearchHelp. The agreement provides for a base salary of $80,000, which will commence upon the completion of this offering with gross proceeds of at least $2,400,000, with a minimum annual 5% increase.

         In March 2000, Debbie Seaman entered into a 3-year employment agreement with E-Com Marketing Group, Inc., a predecessor company, pursuant to which Ms. Seaman became Vice President and Secretary of SearchHelp. The agreement, as amended, provides for a base salary of $70,000, which will commence upon the completion of this offering with gross proceeds of at least $2,400,000, with a minimum annual 5% increase and a salary of $36,000 during the period which will commence upon the company raising in excess of $1,000,000 in this offering until the completion of this offering.

         Each employment agreement will be automatically extended each year unless notice is received by either the employee or us.

         Both Mr. Bozsnyak and Ms. Seaman will receive incentive bonuses to be determined prior to the commencement of each year if they satisfy the criteria for such bonuses as determined by the company's compensation committee. If and when the company establishes a stock option plan, each of them will be granted options to purchase up to $200,000 worth of shares of common stock at a price equal to the midpoint between the bid and ask price of a share of common stock on the date of the grant.

CERTAIN TRANSACTIONS

         On December 4, 2001, SearchHelp borrowed $25,000 from Ronald Glime, its then Chief Financial Officer. Pursuant to the promissory note issued to Mr. Glime, we agreed to repay the note, plus interest at a rate of 10% per annum, by February 4, 2002. Mr. Glime has the right to purchase 10,000 shares of our common stock at a price of $.01 per share if his note, and accrued interest, is not repaid in full when due, and to purchase an additional 5,000 shares of common stock at a price of $.01 per share for each month thereafter that the note, with accrued interest, is not repaid in full. As of December 1, 2002, Mr. Glime was not repaid and he purchased 20,000 shares of common stock for $200. At December 1, 2002, Mr. Glime has additional purchase rights to acquire 40,000 shares of our common stock for an aggregate of $400.

         The Company has a $50,000 revolving line of credit with HSBC Bank USA. As of December 1, 2002, $39,450 of the credit line has been utilized. The company's officers, William Bozsnyak and Debbie Seaman, personally guaranteed this debt. Their guarantee is collateralized by marketable securities owned by Mr. Bozsnyak which had a fair market value of approximately $33,000 as of December 1, 2002.


         On December 1, 2000 the company entered into a lease with Briarcliffe Foundation, Inc. Mr. Bozsnyak personally guaranteed the rent payments due under the lease.

         Mr. Bozsnyak has advanced $89,951, and Ms. Seaman has advanced $14,820, to the company. These loans do not bear interest and Mr. Bozsnyak and Ms. Seaman do not expect them to be repaid until the company has enough cash to operate for a period of 18 months.

                             PRINCIPAL STOCKHOLDERS


         The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 1, 2002, by:


* Each person (or group of affiliated persons) who is known by SearchHelp to beneficially own 5% or more of our common stock

*  Each director of SearchHelp

*  Each of the named executive officers of SearchHelp

*  All directors and executive officers of SearchHelp as a group

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.


         The number and percentage of shares beneficially owned prior to this offering are based on 15,130,000 shares of common stock issued and outstanding as of December 1, 2002, plus 565,000 shares of common stock issuable since our debt has not been repaid as of December 1, 2002.

         The number and percentage of shares beneficially owned after this offering are based on the 15,130,000, plus the 8,000,000 sold in this offer plus 565,000 additional shares of common stock issuable if the debt has not been repaid by December 1, 2002.

                                                                                       | Shares Beneficially Owned
                                                      Shares Beneficially Owned Prior  | After the Sale of the Maximum
                                                      to this Offering                 | of this Offering
                                                     ----------------------------------|---------------------------------
Name and Address of Beneficial Owner                      Number           Percent     |    Number          Percent
------------------------------------                      ------           -------     |    ------          -------
William Bozsnyak (1)                                         3,457,685          22.03% |      3,457,685          14.59%
Debbie Seaman (2)                                            3,119,225          19.87% |      3,119,225          13.16%
Joel San Antonio (3)                                         5,500,000          35.04% |      5,500,000          23.21%
Joseph Carrizzo (4)                                            250,000           1.59% |        250,000           1.06%
                                                                                       |
All current directors and executive officers of             12,326,910          78.53% |     12,326,910          52.02%
SearchHelp as a group (4 persons)


(1) Mr. Bozsnyak's address is c/o SearchHelp, Inc., 1055 Stewart Avenue, Bethpage, NY  11714.
(2) Ms. Seaman's address is c/o SearchHelp, Inc., 1055 Stewart Avenue, Bethpage, NY  11714.
(3) Mr. San Antonio's address is c/o Warrantech Corporation, 350 Bedford Street, Stamford, CT 06901.
(4) Mr. Carrizzo's address is 35 Marie Drive, Huntington, New York, 11743.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share. There are currently 15,130,000 shares issued and outstanding. Each holder is entitled to one vote for each share held on all matters to be voted upon by the stockholders. The shares of common stock do not have cumulative voting rights, which means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all the directors and, therefore, our present stockholders can elect all of the directors even after this offering.

         The holders of common stock are entitled to receive a pro-rata share of dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. However, we presently intend to reinvest any earnings instead of paying cash dividends. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share pro-rata in all assets remaining after payment of our liabilities. Shares of common stock have no preemptive, conversion, or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

UNIT WARRANTS

         There are currently no warrants outstanding. Two types of warrants are being offered pursuant to this prospectus. Each class A redeemable warrant gives its holder the right to purchase one share of common stock for $.75. The class A redeemable warrants will be exercisable at any time after the date of this prospectus until December 31, 2007. A maximum of 8,000,000 shares of common stock are issuable upon the exercise of the class A redeemable warrants. If our common stock trades for at least 5 consecutive trading days at a price of $1.50 or more per share, we will have the right to call the class A redeemable warrants at a price of $.01 per class A redeemable warrant unless an investor chooses to exercise his or her class A redeemable warrant at that time.

         Each class B redeemable warrant purchase in this offering gives its holder the right to purchase one share of common stock for $1.75. The class B redeemable warrants will be exercisable at any time after the date of this prospectus until December 31, 2009. If our common stock trades at least 5 consecutive trading days at a price of $2.50 or more per share, we will have the right to call the class B redeemable warrants at a price of $.01 per class B redeemable warrant unless an investor chooses to exercise his or her class B redeemable warrant at that time.

NOTES

         In October 2002, we raised $25,000 for operations by issuing one promissory note bearing interest at 10% per annum, plus an approximate 10% penalty interest if not paid when due. This note, together with accrued interest, is due February 2003 and otherwise is identical in other respects with the July 2002 notes.

         In July 2002, we raised $50,000 for operations by issuing 2 promissory notes bearing interest at 10% per annum, plus an approximate 10% penalty interest if not paid when due. These notes, together with accrued interest, were due in November 2002 and otherwise are identical.

         In May 2002, we raised $75,000 for operations by issuing 3 promissory notes bearing interest at 10% per annum, plus an approximate 10% penalty interest if not paid when due. These notes, together with accrued interest, were due in September 2002 and are identical in other respects with the July 2002 notes.

         Commencing in December 2001 through February 2002, we raised an additional $325,000 of operating capital by issuing $25,000 promissory notes bearing interest at 10% per annum. Each of the 13 notes is payable in full on the 60th day following its issuance. Each noteholder has the right to acquire 10,000 shares of common stock at a price of $.01 per share if his or her note is not paid in full, together with accrued interest, on the due date and an additional 5,000 shares of common stock at a price of $.01 per share for each month thereafter that the note, with interest, is not repaid in full. As of December 1, 2002, none of these notes were repaid and, as a result, the noteholders were then entitled to purchase 565,000 shares of common stock for an aggregate price of $5,000. Prior to December 1, 2002, an aggregate of 130,000 shares of common stock has been purchased by noteholders for $1,300.


         In September 2001 and October 2001, we raised $50,000 for operations by issuing promissory notes bearing interest at 10% per annum. These notes, together with accrued interest, were paid in full in February 2002.

                              PLAN OF DISTRIBUTION

         We have entered into a placement agreement with Robert M. Cohen & Co., Inc., a securities broker-dealer who is a member of the National Association of Securities Dealers, Inc. The subscription amount of $.50 per unit must be paid by check made payable to "SearchHelp International Company Escrow Account" or by wire transfer. Funds will be collected and deposited into an escrow account at HSBC Bank USA and will be paid over to the company at periodic closings, expected to occur once every 2 weeks. The purpose of the escrow is simply to facilitate the closing process. The release of funds from escrow is not dependent upon our raising any specific amounts in this offering. Certificates for shares and warrants subscribed for will be issued as soon as practicable after each closing.

         The placement agent will sell the units to the public on SearchHelp's behalf on a "best efforts" basis, with no required minimum. Therefore, if we do not raise enough money to continue our business we will not return your investment to you. We will pay the placement agent a commission of 10% of the proceeds of all the units placed by the placement agent and non-accountable expenses of 3% of the proceeds of all the units placed by the placement agent. The placement agent will also receive warrants to purchase units.

         The price of the units has been determined solely by us and does not bear any direct relationship to our assets, operations, book value or other established criteria of value. No one has agreed to buy any of our units and there is no assurance that any sales will be made. We have the right to accept or reject any subscriptions for units in whole or in part.

         Upon the effective date of this prospectus, SearchHelp has agreed to give the placement agent warrants to purchase up to 800,000 units at $.985 per unit for 5 years, which means the placement agent will receive one placement agent warrant to purchase one unit for every 10 units sold by the placement agent. Upon the exercise of a warrant and the payment of the exercise price, the placement agent will acquire one share of common stock and a class A redeemable warrant to purchase one share of common stock exercisable at $.985 per share for 5 years and a class B redeemable warrant to purchase one share of common stock exercisable at $2.285 per share for 5 years. The redeemable warrant and underlying securities are restricted from sale, transfer, assignment or hypothecation for a period of one year from the date of this prospectus, except for transfers to officers and partners of the placement agent. The placement agent will be subject to the same call provisions contained in the class A redeemable warrant and the class B redeemable warrant.

         The placement agent's warrants and the underlying shares of common stock will not be registered at this time. The placement agent will have certain piggyback rights to cause the registration of these securities if SearchHelp effects a registration of its securities on or before December 31, 2007. The placement agent does not have demand registration rights.

         The placement agreement provides that SearchHelp will indemnify the placement agent against certain liabilities under the Securities Act of 1933, as amended, or will contribute to payments that the placement agent may be required to make in respect thereof.

         The placement agreement provides that we will cause each of our officers and directors and certain others to enter into a "lock-up" agreement not to sell, pledge, hypothecate, transfer, or otherwise dispose of any shares of common stock owned by them, for a period of 12 months from the effective date of this prospectus without the prior written consent of the placement agent. The shares subject to the lock-up consist of a minimum of 15,000,000 shares owned or to be owned by current stockholders and the holders of the notes.

         The placement agent does not intend to sell any of the units to accounts for which it exercises discretionary authority. The placement agent has no right to designate or nominate a member of our board of directors.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering, there has not been any public market for our common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of equity securities. See "Risk Factors." There will be a significant number of shares eligible for future sale and this may hurt the market price of our shares."


         Upon the closing of this offering, and assuming all the units are sold, we will have an aggregate of approximately 23,130,000 shares of common stock outstanding. Additionally, there will be approximately 565,000 shares of common stock issuable to our note holders since their notes are not going to be paid in full as of the effective date of this prospectus. Of the outstanding shares, the 8,000,000 shares sold in this offering will be freely tradable, except that any shares held by officers, directors or persons who hold 10% of our shares of common stock may only be sold in compliance with the limitations described below. The remaining 15,130,000 shares of common stock, plus the 565,000 shares issuable to the note holders, will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:
                                                                       Number
                                                                      of Shares
                                                                      ---------


Shares outstanding and shares reserved for issuance
  to note holders prior to the date of this prospectus
  (subject, in some cases, to volume limitations)...................  15,695,000

Shares sold pursuant to this prospectus.............................   8,000,000
                                                                       ---------

After 12 months from the date of this prospectus
  (subject, in some cases, to volume limitations
  and assuming no warrants have been exercised).....................  23,695,000

Exercise of all class A redeemable warrants and
  class B redeemable warrants.......................................  16,000,000
                                                                      ----------

After 12 months from the date of this prospectus
  (subject, in some cases, to volume limitations
  and assuming the class A redeemable warrants and the
  class B redeemable warrants have been exercised)..................  39,695,000

Exercise of all underwriter warrants................................   2,400,000
                                                                       ---------

After  12  months from  the date of this prospectus
  (subject, in some cases, to volume limitations and
  assuming all of the warrants have been exercised).................  42,095,000
                                                                      ==========


         In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an officer, director or person who hold 10% of our shares of common stock at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

         SearchHelp's directors and officers and certain stockholders who hold shares in the aggregate have agreed that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock without the prior written consent of the placement agent for a period of 12 months from the date of this prospectus. Please see "Plan of Distribution." In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of such issuance provide that such common stock shall not be resold prior to the expiration of the 12 months referenced in the preceding sentence. See "Risk Factors--There will be a significant number of shares eligible for future sale and this may hurt the market price of our shares."

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for SearchHelp by Tannenbaum Helpern Syracuse & Hirschtritt LLP, 900 Third Avenue, New York, New York 10022. Tannenbaum Helpern Syracuse & Hirschtritt LLP owns 100,000 shares of our common stock. Certain legal matters in connection with this offering will be passed upon by for the placement agent by Adorno & Yoss, P.A., 350 Las Olas Boulevard, Suite 1700, Ft. Lauderdale, FL 33301.

                                     OFFICE

         We are leasing an executive office located at 1055 Stewart Avenue, Suite 12, Bethpage, New York 11714. The original term of the lease was 1 year which began on December 1, 2000 and was extended for one year. The rent for the premises is $1,082 per month or $12,984 per year.

         We provided the landlord with a security deposit of $2,155.

                                   LITIGATION

         We are not a party to any litigation and we have no knowledge of any pending or threatened litigation against us.

                                     EXPERTS

         The financial statements of SearchHelp, Inc. of December 31, 2001 included in this prospectus have been audited by Weinick Sanders Leventhal & Co., LLP independent certified public accountants, as set forth in their report of such financial statements, and are included in this prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INVESTOR SUITABILITY STANDARDS
                          APPLICABLE IN CERTAIN STATES

         California and Oregon - Each investor must have either (i) a liquid net
         ---------------------
worth of not less than $75,000 and a gross annual income of not less than $50,000 or (ii) a liquid net worth of $150,000 and the amount each investor is investing in our company does not exceed 10% of the investor's net worth. For purposes of this paragraph, the meaning of "liquid net worth" excludes home, home furnishings and automobiles.


         New Jersey - The securities  offered by this  prospectus are restricted
         ----------
for sale in New Jersey to those who qualify as "Accredited Investors" as that term is defined by the Securities Act of 1934, Regulation D Rule 501.



                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (including the exhibits, schedules and amendments thereto) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information regarding our company and the shares of common stock to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

         You may read and copy all or any portion of the registration statement or any other information that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings, including the Registration Statement, are also available to you on the Securities and Exchange Commission's Web site (HTTP://WWW.SEC.GOV).

         As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for the quotation on the Nasdaq over the counter market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                                SEARCHHELP, INC.
                          (A Development Stage Company)

                                    I N D E X

                                                                                       PAGE NO.
                                                                                       -------

INDEPENDENT AUDITORS' REPORT....................................................         F-2

FINANCIAL STATEMENTS:

    Balance Sheet as at December 31, 2001.......................................         F-3

    Balance Sheet as at September 30, 2002 (Unaudited)..........................         F-4

    Statements of Operations For the Period from January 29, 1999
       (Inception) to December 31, 1999,
       For the Years Ended December 31, 2000 and 2001
       and Cumulative from January 29, 1999
       (Inception) to December 31, 2001.........................................         F-5

       For the Nine Months Ended September 30, 2002 and 2001
       and Cumulative from January 29, 1999
       (Inception) to September 30, 2002 (Unaudited)............................         F-6

    Statements of Stockholders' Capital Deficiency
       For the Period from January 29, 1999
       (Inception) to December 31, 1999 and
       For the Years Ended December 31, 2000 and 2001...........................         F-7

       For the Nine Months Ended September 30, 2002 (Unaudited).................         F-8

    Statements of Cash Flows
       For the Period from January 29, 1999
       (Inception) to December 31, 1999,
       For the Years Ended December 31, 2000 and 2001
       and Cumulative from January 29, 1999
       (Inception) to December 31, 2001.........................................      F-9 - F-10

       For the Nine Months Ended September 30, 2002 and 2001
       and Cumulative from January 29, 1999
       (Inception) to September 30, 2002 (Unaudited)............................         F-11

    Notes to Financial Statements...............................................     F-12 - F-26

               WEINICK
                 SANDERS
                   LEVENTHAL & CO., LLP         1515 BROADWAY
                                                NEW YORK, N.Y. 10036-5788
--------------------------------------------------------------------------------
                        CERTIFIED PUBLIC ACCOUNTANTS                212-869-3333
                        ----------------------------            FAX 212-764-3060
                                                                   WWW.WSLCO.COM


INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
SearchHelp, Inc.


We have audited the accompanying balance sheet of SearchHelp, Inc. (A Development Stage Company) as at December 31, 2001 and the related statements of operations, stockholders' capital deficiency and cash flows for the period from January 29, 1999 (inception) to December 31, 1999, years ended December 31, 2000 and 2001 and cumulative from January 29, 1999 (inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SearchHelp, Inc. (A Development Stage Company) as at December 31, 2001 and the results of its operations and its cash flows for the period from January 29, 1999 (inception) to December 31, 1999, years ended December 31, 2000 and 2001 and cumulative from January 29, 1999 (inception) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 1 to the financial statements, the Company has a working capital deficiency of $322,161 and a stockholders' capital deficiency of $142,546 at December 31, 2001 and as a development stage company has incurred losses since inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plan regarding those matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 14 to the financial statements, certain errors in accounting for compensatory elements in the issuance of the Company's common stock for the year ended December 31, 2001 were made. Accordingly, the financial statements at December 31, 2001 and for the year then ended and cumulative from January 1, 1999 through December 31, 2001 have been restated (and adjustments have been made to assets, additional paid-in-capital and retained earnings as of January 1, 2002) to correct the errors.

                                        /s/ WEINICK SANDERS LEVENTHAL & CO., LLP
New York, N. Y.
March 15, 2002 (Except for Note 14 as
to which the date is November 9, 2002)

                                SEARCHHELP, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET

                                DECEMBER 31, 2001
                                   (Restated)


                                   A S S E T S
                                   -----------

Current assets:
  Cash                                                                                         $105,532
  Prepaid insurance                                                                               3,403
                                                                                               --------
        Total current assets                                                                                         $108,935

Property and equipment - at cost,
  less accumulated depreciation                                                                                         9,556

Other assets:
  Software development costs, less accumulated
    amortization of $65,168                                                                      88,854
  Deferred promotional incentives, less accumulated
    amortization of $2,950                                                                       41,550
  Deferred finance costs, less accumulated
    amortization of $15,000                                                                      12,500
  Deferred registration costs                                                                    25,000
  Security deposit                                                                                2,155
                                                                                               --------
        Total other assets                                                                                            170,059
                                                                                                                     ---------

                                                                                                                     $288,550
                                                                                                                     ========


                LIABILITIES AND STOCKHOLDERS' CAPITAL DEFICIENCY
                ------------------------------------------------

Current liabilities:
  Note payable - bank                                                                          $ 39,450
  Notes payable - other                                                                         275,000
  Due to stockholders                                                                            86,771
  Accounts payable and accrued expenses                                                          29,875
                                                                                               --------
        Total current liabilities                                                                                    $431,096

Commitments and contingencies                                                                                               -

Stockholders' capital deficiency:
  Common stock - $.0001 par value
    Authorized  - 100,000,000 shares
    Issued and outstanding - 15,000,000 shares                                                    1,500
  Additional paid-in capital                                                                    165,025
  Deficit accumulated in the development stage                                                ( 302,621)
  Stock subscriptions receivable                                                              (   6,450)
                                                                                               --------
        Total stockholders' capital deficiency
                                                                                                                    ( 142,546)
                                                                                                                     ---------

                                                                                                                     $288,550
                                                                                                                     ========

                       See notes to financial statements.

                                SEARCHHELP, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET

                               SEPTEMBER 30, 2002
                                   (Unaudited)


                                   A S S E T S
                                   -----------

Current assets:
  Cash                                                                                                $ 598
  Accounts receivable                                                                                 1,279
  Prepaid insurance                                                                                   1,144
                                                                                                  ----------
          Total current assets                                                                                         $3,021

Property and equipment - at cost,
  less accumulated depreciation                                                                                        24,271

Other assets:
  Software development costs, less accumulated
    amortization of $108,688                                                                         90,984
  Deferred finance costs, less accumulated
    amortization of $46,667                                                                           3,333
  Deferred license costs, less accumulated
    amortization of $3,332                                                                           46,668
  Deferred registration costs                                                                       275,788
  Security deposit                                                                                    2,155
                                                                                                  ----------
        Total other assets                                                                                            418,928
                                                                                                                   ----------

                                                                                                                     $446,220
                                                                                                                   ==========

                LIABILITIES AND STOCKHOLDERS' CAPITAL DEFICIENCY
                ------------------------------------------------

Current liabilities:
  Note payable - bank                                                                              $ 39,450
  Notes payable - other                                                                             450,000
  Current portion of long-term debt                                                                   8,425
  Due to stockholders                                                                                86,771
  Accounts payable and accrued expenses                                                             414,301
                                                                                                  ----------
        Total current liabilities                                                                                    $998,947

Long-term debt, less current portion                                                                                    4,527

Commitments and contingencies                                                                                               -

Stockholders' capital deficiency:
  Common stock - $.0001 par value
    Authorized  - 100,000,000 shares
    Issued and outstanding - 15,130,000 shares                                                        1,513
  Additional paid-in capital                                                                        211,512
  Deficit accumulated in the development stage                                                    ( 770,279)
                                                                                                  ----------
        Total stockholders' capital deficiency                                                                      ( 557,254)
                                                                                                                   ----------

                                                                                                                     $446,220
                                                                                                                   ==========

                       See notes to financial statements.

                                SEARCHHELP, INC.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS


                                             For the Period From                                                   Cumulative From
                                               January 29, 1999                                                    January 29, 1999
                                               (Inception) to        For the Year Ended   For the Year Ended       (Inception) to
                                              December 31, 1999       December 31, 2000    December 31, 2001      December 31, 2001
                                             ------------------      ------------------   ------------------     -----------------
                                                                                             (Restated)              (Restated)

Revenues                                          $ 8,929                 $ 2,766                $ -                $  11,695
                                                 ---------               ---------           ----------             ----------

Operating expenses:
  Selling                                             189                   1,523                12,807                14,519
  Web site costs                                       -                       -                 52,841                52,841
  General and administrative                       23,270                  31,722                92,910               147,902
  Depreciation and amortization                     8,296                  23,156                39,347                70,799
                                                 ---------               ---------           ----------             ----------
Total operating expenses                           31,755                  56,401               197,905               286,061
                                                 ---------               ---------           ----------             ----------

Loss from operations                             ( 22,826)               ( 53,635)           (  197,905)            ( 274,366)
                                                 ---------               ---------           ----------             ----------

Other expenses:
  Interest                                          1,230                   3,140                 8,885                13,255
  Amortization of deferred finance costs              -                       -                  15,000                15,000
                                                 ---------               ---------           ----------             ----------
Total other expenses                                1,230                   3,140                23,885                28,255
                                                 ---------               ---------           ----------             ----------

Net loss                                         ($24,056)               ($56,775)           ($ 221,790)            ($302,621)
                                                 =========               =========           ==========             ==========

Per share data:
  Net loss per share - basic and diluted          ($ - )                  ($.01)               ($.02)
                                                  ======                  ======               ======

Weighted average number of shares outstanding    6,616,910               6,616,910            9,411,273
                                                 =========               =========            =========

                       See notes to financial statements.

                                SEARCHHELP, INC.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                                                     For the Nine                         Cumulative from
                                                                      Months Ended                        January 29, 1999
                                                                      September 30,                        (Inception) to
                                                             -------------------------------
                                                                2002                 2001                September 30, 2002
                                                             ------------         ----------             ------------------
                                                             (Unaudited)           (Unaudited)               (Unaudited)
                                                                                                              (Restated)
Revenues                                                     $     1,279            $       -                  $   12,974
                                                             ------------           ----------                 ----------

Operating expenses:
  Selling                                                         37,659                15,943                     52,178
  Website costs                                                   71,615                20,025                    124,456
  Software development                                            27,315                    -                      27,315
  General and administrative                                     127,259                90,099                    275,161
  Write-off of deferred                                           21,773                  -                        21,773
    promotional incentives
  Depreciation and amortization                                   69,770                24,818                    140,569
                                                             ------------           ----------                 ----------
Total operating expenses                                         355,391               150,885                    641,452
                                                             ------------           ----------                 ----------

Loss from operations                                         (   354,112)            ( 150,885)                 ( 628,478)
                                                             ------------           ----------                 ----------

Other expenses:
  Interest                                                        36,679                 4,354                     49,934
  Compensatory element of note
   holders purchase rights                                        45,200                    -                      45,200
  Amortization of deferred
   finance costs                                                  31,667                    -                      46,667
                                                             ------------           ----------                 ----------
Total other expenses                                             113,546                 4,354                    141,801
                                                             ------------           ----------                 ----------

Net loss                                                     (  $467,658)            ($155,239)                 ($770,279)
                                                             ============           ==========                 ==========

Per share data:
  Loss per share basic and diluted                             ($.03)                  ($.02)
                                                             ============           ==========

Weighted average number
  of shares outstanding                                       15,050,310             6,626,434
                                                             ============           ==========

                       See notes to financial statements.

                                SEARCHHELP, INC.
                          (A Development Stage Company)

                 STATEMENTS OF STOCKHOLDERS' CAPITAL DEFICIENCY

     FOR THE PERIODS FROM JANUARY 29, 1999 (INCEPTION) TO DECEMBER 31, 2001

                                                                                     Deficit
                                                                                    Accumulated                            Total
                                                                    Additional        in the             Stock         Stockholders'
                                      Common Stock                    Paid-in       Development      Subscriptions         Capital
                                      -------------
                                        Shares        Amount          Capital           Stage          Receivable         Deficiency
                                       ---------     ---------      ----------      ----------         -----------       -----------
                                                                    (Restated)      (Restated)                           (Restated)
Common stock issued to founders        6,616,910       $  662         $  1,338       $     -            $   -              $ 2,000

Net loss for the period from
 January 29, 1999 (inception)
 to December 31, 1999                        -            -                -         ( 24,056)              -             ( 24,056)
                                       ---------     ---------      ----------      ----------         -----------       -----------

Balance at December 31, 1999           6,616,910          662            1,338       ( 24,056)              -             ( 22,056)

Net loss for the year ended
 December 31, 2000                           -            -                -         ( 56,775)              -             ( 56,775)
                                       ---------     ---------      ----------      ----------         -----------       -----------

Balance at December 31, 2000           6,616,910          662            1,338       ( 80,831)              -             ( 78,831)

Loans converted to common stock        1,123,090          112          103,963             -                -              104,075

Common stock subscribed                7,160,000          716            6,234             -           ( 6,450)                500

Common stock issued for
 services rendered                       100,000           10            8,990             -                -                9,000

Promotional incentives
  with respect to exercise
  of stock purchase rights                   -            -             44,500             -                -               44,500

Net loss for the year ended
 December 31 ,2001                           -            -                -        ( 221,790)              -            ( 221,790)
                                       ---------     ---------      ----------      ----------         -----------       -----------

Balance at December 31, 2001          15,000,000       $1,500         $165,025      ($302,621)         ($6,450)          ($142,546)
                                     ===========      =======        =========      ==========         ========          ==========

                       See notes to financial statements.

                                SEARCHHELP, INC.
                          (A Development Stage Company)

                  STATEMENT OF STOCKHOLDERS' CAPITAL DEFICIENCY

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
                                   (Unaudited)

                                                                                 Deficit
                                                                               Accumulated                             Total
                                       Common Stock            Additional         in the            Stock          Stockholders'
                                    ------------------          Paid-in         Development      Subscriptions         Capital
                                   Shares        Amount          Capital           Stage          Receivable         Deficiency
                                   -------       ------        ----------       -----------       -----------      -------------
                                                               (Restated)       (Restated)                          (Restated)

Balance at December 31, 2001     15,000,000       $1,500        $ 165,025        ($ 302,621)       ($6,450)          ($ 142,546)

Proceeds from exercise of
  noteholders purchase rights       130,000           13            1,287               -                -                1,300

Payment of subscriptions                -            -                -                -             6,450                6,450

Compensatory element of
  noteholders purchase rights           -            -             45,200               -                -               45,200

Net loss for the nine months
  ended September 30, 2002              -            -               -          (  467,658)              -            ( 467,658)
                                   -------       ------        ----------       -----------       -----------      -------------


Balance at September 30, 2002    15,130,000       $1,513         $211,512        ($770,279)         $    -           ($ 557,254)
                                 ==========       ======         =========       ===========       ===========       ============

                       See notes to financial statements.

                                SEARCHHELP, INC.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                                  For the Period From                                               Cumulative From
                                                    January 29, 1999                                                January 29, 1999
                                                    (Inception) to       For the Year Ended    For the Year Ended    (Inception) to
                                                    December 31, 1999    December 31, 2000     December 31, 2001   December 31, 2001
                                                    -----------------    -----------------     -----------------   -----------------
                                                                                                     (Restated)           (Restated)
                                                                                                     ----------           ----------
Cash flows from operating activities:
  Net loss                                             ($24,056)            ($ 56,775)              ($221,790)           ($302,621)
                                                       ---------            ---------              ----------           ----------
  Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
    Depreciation                                            478                   864                   1,339                2,681
    Amortization of deferred finance costs                   -                    -                    15,000               15,000
    Amortization of software development costs            7,818                22,292                  35,058               65,168
    Amortization of deferred promotional incentives          -                    -                     2,950                2,950
    Common stock issued for legal fees                       -                    -                     9,000                9,000
    Increase (decrease) in cash flows
     as a result of changes in asset
     and liability account balances:
      Prepaid insurance                                      -                    -                 (   3,403)             ( 3,403)
      Security deposit                                       -              (   1,079)              (   1,076)             ( 2,155)
      Accounts payable and accrued expenses               9,535                42,835               (  23,319)              29,051
                                                       ---------            ---------              ----------           ----------
  Total adjustments                                      17,831                64,912                  35,549              118,292
                                                       ---------            ---------              ----------           ----------
Net cash provided by (used in) operating activities    ( 6,225)                 8,137               ( 186,241)           ( 184,329)
                                                       ---------            ---------              ----------           ----------

Cash flows from investing activities:
  Equipment purchased                                  (    652)            (   1,572)              (   6,380)             ( 8,604)
  Software development costs                           ( 46,906)            (  39,936)              (  67,180)           ( 154,022)
                                                       ---------            ---------               ---------           ----------
Net cash used in investing activities                  ( 47,558)            (  41,508)              (  73,560)           ( 162,626)
                                                       ---------            ---------               ---------           ----------

Cash flows from financing activities:
  Stockholder loans                                      53,314                42,436               (   8,979)              86,771
  Note payable - bank                                        -                    -                    39,450               39,450
  Proceeds from notes payable - other                        -                    -                   275,000              275,000
  Loans payable                                              -                    -                   104,075              104,075
  Equipment loans                                            -               (  1,182)              (   1,627)           (   2,809)
  Sale of common stock                                    2,000                   -                       500                2,500
  Deferred finance costs                                     -                    -                 ( 27,500)            (  27,500)
  Deferred registration costs                                -                    -                 ( 25,000)            (  25,000)
Net cash provided by financing activities                55,314                41,254                 355,919              452,487
                                                       ---------            ---------              ----------           ----------

Net increase in cash                                      1,531                 7,883                  96,118              105,532

Cash at beginning of period                                  -                  1,531                   9,414                   -
                                                       ---------            ---------              ----------           ----------

Cash at end of period                                   $ 1,531              $  9,414                $105,532             $105,532
                                                       =========            =========              ==========           ==========

                       See notes to financial statements.

                                SEARCHHELP, INC.
                          (A Development Stage Company)

                      STATEMENTS OF CASH FLOWS (Continued)

                                                  For the Period From                                               Cumulative From
                                                    January 29, 1999                                                January 29, 1999
                                                    (Inception) to       For the Year Ended    For the Year Ended    (Inception) to
                                                    December 31, 1999    December 31, 2000     December 31, 2001   December 31, 2001
                                                    -----------------    -----------------     -----------------   -----------------
                                                                                                     (Restated)           (Restated)
                                                                                                     ----------           ----------
Supplemental Disclosures of Cash Flow Information:
  Cash payments made during the period for:

    Interest                                            $ 1,230              $ 3,140                $  6,166             $ 10,536
                                                       =========            =========              ==========           ==========

Supplemental Schedules of Noncash
    Investing and Financing Activities:

  Asset acquired for debt                               $ 3,633              $   -                  $   -                $  3,633
                                                       =========            =========              ==========           ==========

  Deferred promotional incentives acquired
   through exercise of common stock purchase rights     $   -                $   -                  $ 44,500             $ 44,500
                                                       =========            =========              ==========           ==========

  Common stock issued for legal fees                    $   -                $   -                  $  9,000             $  9,000
                                                       =========            =========              ==========           ==========

  Loans converted to common stock                       $   -                $   -                  $104,575             $104,575
                                                       =========            =========              ==========           ==========

                                                                                                                 Cumulative From
                                                                             For the Nine Months Ended           January 29, 1999
                                                                                   September 30,                  (Inception) to
                                                                           -------------------------------
                                                                              2002                  2001         September 30, 2002
                                                                            --------              --------      --------------------
                                                                          (Unaudited)            (Unaudited)       (Unaudited)
                                                                                                                   (Restated)
Supplemental Disclosures of Cash Flow Information:
  Cash payments made during the period for:

    Interest                                                                 $10,670               $   4,354             $ 21,206
                                                                            =========              ==========           ==========

Supplemental Schedules of Noncash
    Investing and Financing Activities:

  Assets acquired for debt                                                   $15,656                $    -               $ 19,289
                                                                            =========              ==========           ==========

  Deferred promotional incentives acquired
   through exercise of common stock purchase rights                          $   -                  $    -               $ 44,500
                                                                            =========              ==========           ==========

  Common stock issued for legal fees                                         $   -                  $    -               $ 9,000
                                                                            =========              ==========           ==========

  Loans converted to common stock                                            $   -                  $    -               $104,575
                                                                            =========              ==========           ==========

  Deferred license costs                                                     $50,000                $    -               $ 50,000
                                                                            =========              ==========           ==========

                       See notes to financial statements.

                                SEARCHHELP, INC.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                                            For the Nine                 Cumulative from
                                                            Months Ended                 January 29, 1999
                                                            September 30,                 (Inception) to
                                                      ----------------------
                                                         2002          2001              September 30, 2002
                                                      ----------- --------------         ------------------
                                                      (Unaudited)   (Unaudited)             (Unaudited)
Cash flows from operating activities:                                                        (Restated)
  Net loss                                            ($467,658)       ($155,239)            ($759,879)
                                                      ----------       ----------            ----------
  Adjustments to reconcile net loss to
      net cash provided by (used in)
      operating activities:
    Compensatory element of noteholders
      purchase rights                                    45,200              -                  34,800
    Depreciation                                          3,141            1,348                 5,822
    Amortization of deferred finance costs               31,667              -                  46,667
    Amortization of software
      development costs                                  43,520           23,470               108,688
   Amortization and write-off of
      deferred promotional incentives                    41,550              -                  44,500
   Amortization of deferred license costs                 3,332              -                   3,332
    Common stock issued for legal fees                       -             9,000                 9,000
    Increase (decrease) in cash flows as
        a result of changes in asset and
        liability account balances:
      Accounts receivable                             (   1,279)             -               (   1,279)
      Prepaid insurance                                   2,259              -               (   1,144)
      Security deposit                                       -               -               (   2,155)
      Accounts payable and accrued expenses             384,426           27,749               413,477
                                                      ----------       ----------            ----------
  Total adjustments                                     553,816           61,567               661,708
                                                      ----------       ----------            ----------
Net cash provided by (used in)
  operating activities                                   86,158        (  93,672)            (  98,171)
                                                      ----------       ----------            ----------

Cash flows from investing activities:
  Equipment purchased                                 (   2,200)       (   6,380)            (  10,804)
  Software development costs                          (  45,650)       (  23,770)            ( 199,672)
                                                      ----------       ----------            ----------
Net cash used in investing activities                 (  47,850)       (  30,150)            ( 210,476)
                                                      ----------       ----------            ----------

Cash flows from financing activities:
  Stockholder loans                                          -               500                86,771
  Notes payable - bank                                       -            19,427                39,450
  Proceeds from notes payable - other                   175,000           25,000               450,000
  Loans payable                                              -            93,750               104,075
  Equipment loans                                     (   2,704)       (   1,157)            (   5,513)
  Sale of common stock                                    1,300              -                   3,800
  Deferred finance costs                              (  22,500)       (   2,627)            (  50,000)
  Deferred registration costs                         ( 250,788)       (   5,294)            ( 275,788)
  Deferred license costs                              (  50,000)             -               (  50,000)
  Proceeds from stock
    subscriptions receivable                              6,450              -                   6,450
                                                      ----------       ----------            ----------
Net cash provided by (used in)
  financing activities                                ( 143,242)         129,599               309,245
                                                      ----------       ----------            ----------

Net increase (decrease) in cash                       ( 104,934)           5,777                   598

Cash at beginning of period                             105,532            9,287                   -
                                                      ----------       ----------            ----------

Cash at end of period                                  $    598         $ 15,064              $    598
                                                      ==========       ==========            ==========

                       See notes to financial statements.

                                SEARCHHELP, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001 (INFORMATION RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001 IS
      (UNAUDITED) AND AS AT DECEMBER 31, 2001, FOR THE YEARS ENDED DECEMBER
     31, 2000 AND 2001 AND FOR THE PERIOD FROM JANUARY 29, 1999 (INCEPTION)
                              TO DECEMBER 31, 2001

NOTE  1 -  PLAN OF ORGANIZATION:

         (a) Organization and Presentation of Financial Statements:

              SearchHelp, Inc. (the "Company") was incorporated in the State of Delaware on September 5, 2001 at which time the founding shareholders subscribed for 6,660,000 shares of the Company's common stock for an aggregate of $6,450. The stock subscriptions were paid in January and February 2002. The Company is a successor to SH Networks.com, Inc., ("SHN"), formerly known as SearchHelp.com, Inc., a New York corporation formed on January 29, 1999. SHN merged into the Company on September 5, 2001 in a transaction in which the shareholders of SHN exchanged all of the capital stock in SHN for 6,616,910 common shares of the Company. The merger was accounted for as a recapitalization. Certain creditors of SHN simultaneously converted their debt of $104,075 into 1,123,090 shares of the Company's common stock ($.09 per share). Since its inception through December 31, 2001, the Company and its predecessor have not generated any significant revenues and have not carried on any significant operations. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has a working capital deficiency of $322,161 and stockholders' capital deficiency of $142,546 at December 31, 2001. Additionally, at September 30, 2002 the Company had a working capital deficiency of $995,926 and a stockholders' capital deficiency of $557,254.

              These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management's efforts have been directed towards the development and implementation of a plan to generate sufficient revenues to cover all of its present and future costs and expenses. The plan provides services and solutions for small businesses, local institutions and individuals in small communities throughout the United States of America, with a local focus. Management has also entered into an agreement with a placement agent to offer for sale to the public, on a best efforts basis, the Company's securities for up to $4,000,000 before offering costs.

              Since the Company has not generated significant revenues and management does not anticipate the Company will generate sufficiently substantial revenues from the sale of its products in an amount necessary to meet its cash needs for the next twelve months, the proceeds before offering costs from the sale of the Company's securities must be a minimum of $2,400,000 in order for the Company to complete the anticipated portion of its business plan and continue to remain in business for the next twelve months. Even if the Company is successful in receiving the $2,400,000 from the offering, management believes the Company will need additional financing to continue operating.

              If the Company does not raise sufficient funds from this offering to carry out its plan, it intends to perform the following steps to allow the Company to continue to operate and to enable it to reach the point where it begins to generate revenues and, perhaps, have sufficient revenues to cover its operating expenses:

     1. The Company's principal investors who have previously provided operating capital to the Company, will provide certain additional capital, although not more than $32,000.

     2. Management will negotiate with all of the holders of the Company's existing debt to seek to extend the time for payment for at least one year, with only interest, not principal, payable during that time. Although the Company has not yet had formal discussions with any debt holder, management has had informal discussions with certain key holders as well as the placement agent for most of the Company's debt placement and preliminary indications are favorable. Of course, there is no assurance that all, or most, of the Company's debt will thus be extended.

     3. Management will approach the payees of the Company's trade payables and seek to extend the time for payment of all of its payables. Again, management has had no formal discussions to this end, but preliminary discussions have again been favorable.

     4. Management will seek additional private debt capital and, perhaps, private equity capital, to provide funds for operations. Management has had informal discussions with the Company's placement agent and will not have formal discussions until the public offering has terminated.

              Management believes that all of these steps, if taken together, will provide the Company with the operating capital and the time necessary to enable the Company to carry out the key elements to its business plan, at least to the point of actively marketing S.P.I.K.E. and Child Shield and operational launching of its own web site and the community builder web site. Management would likely delay the launching of the Company's other products and services until its revenues were sufficient to enable it to do so.

              The financial statements as at September 30, 2002 and for the nine months ended September 30, 2002 and 2001 have not been audited. In the opinion of management, these unaudited interim financial statements reflect all adjustments and accruals, consisting only of normal recurring adjustments and accruals, necessary to present fairly the financial position of the Company as at September 30, 2002 and the results of its operations, changes in stockholders' equity and cash flows for the nine months ended September 30, 2002 and 2001. The results for the nine months ended September 30, 2002 and 2001 are not necessarily indicative of the results to be expected for the full year.

         (b) Principal Business Activity:

              The Company intends to provide small businesses with an on-line forum to enhance their business and increase their revenues through business applications such as customized web site, advertising and other products and services. The Company also intends to assist in marketing and improvement of local communities through fee based community development services. In addition, the Company intends to provide access to educational assistance and access to other products and services tailored to and for local communities. The Company started development of software products intended for sale to the public. One of these products is ready for market testing prior to commencing initial sales anticipated to begin the fourth quarter of 2002 and another should be ready for sale to customers in the first half of 2003. The implementation of these plans, according to management, is dependent on the successful proposed public offering of the Company's common stock.

NOTE  2 -  SUMMARY OF SIGNIFICANT AND CRITICAL ACCOUNTING POLICIES:

         (a) Basis of Presentation:

              The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

         (b) Revenue Recognition:

              Through September 30, 2002, the Company did not have significant revenues and is in the development stage. Upon the completion of its Web site, the Company will recognize revenues, if any, in accordance with accounting principles generally accepted in the United States of America. Income from contracts for advertising income, web site services and solutions will be earned on a pro-rata basis throughout the life of the related contract. Revenues in the form of sales and commissions from the on line sale of products, if any, will be recognized at the date of shipment. The Company intends to donate 20% of revenues it derives from each local community organization that purchases a community builder website to a community service organization of its choice.

NOTE  2 -  SUMMARY OF SIGNIFICANT AND CRITICAL ACCOUNTING POLICIES:  (Continued)

         (c) Use of Estimates:

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         (d) Depreciation and Amortization:

              Depreciation of property and equipment is provided by the straight-line method, over the estimated useful lives of the related assets ranging from five to seven years. Significant improvements are capitalized; maintenance and repairs are charged to income. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and the resulting gain or loss, if any, is reflected in income.

              Costs associated the development of software that is not intended for sale are capitalized. Costs incurred in the securing of financing and for promotional incentives are also capitalized. Amortization of software development costs, finance costs and promotional incentives is provided by the straight-line method, over estimated useful lives of three years, sixty days and eighteen months, respectively.

         (e) Earnings Per Share:

              The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net income available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share, which is calculated by dividing net income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented as it is anti-dilutive.

         (f) Stock Based Compensation:


              The Company elected to use the intrinsic value method to account for future options granted to employees for the purchase of common stock as per Accounting Principles Board Opinion No.25 "Accounting for Stock Issued to Employees". The Company will disclose the pro forma effect of accounting for stock options under the fair value method. For transactions in which goods and services are the consideration received for the issuance of common stock, the accounting shall be the fair value of the common stock issued or the fair value of the consideration received whichever is more reliably measurable at the date the options are issued.

NOTE  2 -  SUMMARY OF SIGNIFICANT AND CRITICAL ACCOUNTING POLICIES:  (Continued)

         (g) Software Research and Development Costs:

              Research and development costs are expensed as incurred. Software development costs are subject to capitalization beginning when a product's technological feasibility has been established and ending when a product is available for release to customers. The Company intends to release its products as soon as possible after technological feasibility has been established. As a result, costs subsequent to achieving technological feasibility should not be significant and all software development costs will be expensed. Commencing in April 2002, the Company incurred software research and development costs of $27,315 which were charged to operations in connection with the initial development phase of two products.

         (h) Advertising Costs.

              1. The Company expenses ordinary advertising and promotion costs as incurred. The Company incurred no advertising and promotion costs prior to January 1, 2001. Advertising and promotion costs were $10,377 for the year ended December 31, 2001 and for the nine months ended September 30, 2002 and 2001 were $32,854 and $13,366, respectively.

              2. The Company amortizes promotional incentives under an eighteen month advertising agreement with Lifetyme, Inc. Amortization costs charged to operations under the agreement were $2,950 for the year ended December 31, 2001 and for the nine months ended September 30, 2002 and 2001 were $41,550 and $-0-, respectively. At September 30, 2002, these promotional incentives have been fully amortized because management determined they have no future benefit to the Company.

         (i) Recently Issued Accounting Pronouncements:

              In June 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Assets". Under these new standards, all acquisitions subsequent to June 30, 2001 must be accounted for under the purchase method of accounting, and purchased goodwill is no longer amortized over its useful life. Rather, goodwill will be subject to a periodic impairment test based upon its fair value.

              In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143). SFAS 143 establishes accounting standards for recognition and measurement of a liability for the costs of asset retirement obligations. Under SFAS 143, the costs of retiring an asset will be recorded as a liability when the retirement obligation arises, and will be amortized to expense over the life of the asset.

NOTE  2 -  SUMMARY OF SIGNIFICANT AND CRITICAL ACCOUNTING POLICIES:  (Continued)

              In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This pronouncement addresses financial accounting for the impairment or disposal of long-lived assets and discontinued operations.

              The Company believes the adoption of these pronouncements will not have a material impact on the Company

NOTE  3 -  PROPERTY AND EQUIPMENT.

              Property and equipment consist of:

                                              December 31,        September 30,
                                                  2001                 2002
                                              ------------        -------------
                                                                  (Unaudited)
Computers                                      $ 11,434             $ 29,290
Furniture and fixtures                              803                  803
                                              ------------        -------------
                                                 12,237               30,093
Less:  Accumulated depreciation                   2,681                5,822
                                              ------------        -------------
                                               $  9,556             $ 24,271


              Depreciation expense charged to operations was $1,339, $864 and $478, respectively, in the years ended December 31, 2001 and 2000 and for the period from inception to December 31, 1999. Depreciation expense was $3,141 and $1,348 in the nine months ended September 30, 2002 and 2001, respectively.

NOTE  4 -  INTANGIBLE ASSETS.

              In accordance with American Institute of Certified Public Accountants Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Attained for Internal Use", the Company capitalized costs of $46,906, $39,936, and $67,180 for fiscal years ended December 31, 1999, 2000 and 2001, respectively. These costs consisting of amounts paid to independent consultants related to the implementation and enhancement of its propriety relational database and interactive operating software. During the nine months ended September 30, 2002, the Company capitalized $45,650 of these costs. The Company is amortizing these costs over their estimated useful lives of the three years. Amortization charged to operations in fiscal 1999, 2000 and 2001 was $7,818, $22,292 and $35,058, respectively, and $43,250 and $23,470 was charged to operations in the nine months ended September 30, 2002 and 2001.

              In connection with the December 31, 2001 private placement of the Company's notes, the placement agent has received a fee of $27,500 through December 31, 2001 and an additional $20,000 for the nine months ended September 30, 2002. The fee is being charged to operations as addtional interest over the 60 day term of the notes. The amount of amortization charged to operations in fiscal 2001 was $15,000 and $31,667 in the nine months ended September 30, 2002.

              In November, 2001 the Company capitalized $44,500 in promotional incentives upon a vendor exercising stock purchase rights in accordance with provisions contained in an advertising agreement which expires in April, 2003. The Company had been amortizing the costs over the agreement period of eighteen months. At September 30, 2002, these promotional incentives have been fully amortized because management determined they have no future benefit to the Company.

NOTE  5 -  NOTES PAYABLE - BANK.

              The Company has a $50,000 revolving line of credit with a bank. Interest on borrowings is charged at 2.25% above the bank's prevailing prime rate, which was 7.0% at December 31, 2001 and September 30, 2002. At December 31, 2001 and September 30, 2002, $39,450 of the line has been utilized. The debt is guaranteed by the President and CEO of the Company and is collateralized by marketable securities owned by the Company's president with a fair market value of approximately $33,000 at December 31, 2001 and September 30, 2002.

NOTE  6 -  NOTES PAYABLE - OTHER.

         (a) During December 2001, the Company initiated a private placement offering to raise capital in order to fund the creation of its web site. The offering consisted of thirteen $25,000 notes bearing interest at 10% per annum payable in sixty (60) days from issuance. If the notes were not repaid in full on their due date, then each note holder has the right to purchase 10,000 shares of the Company's common stock at $.01 per share and then 5,000 shares at the end of each additional thirty (30) day period the notes remain outstanding. The variance between the purchase right's exercise price per share and the fair value of the securities acquired will be charged to operations as additional interest. Additionally, the placement agent was to be paid ten (10%) percent of the proceeds of the offering, plus out-of-pocket expenses. Amortization of deferred financing costs is charged to operations over the sixty (60) day term of the notes.

         (a) At December 31, 2001, the Company had sold nine notes one of which was to its former CFO. In January and February 2002, the remaining four notes were sold at par value. Interest expense on these notes amounted to $1,199 at December 31, 2001 and $24,533 for the nine months ended September 30, 2002. A placement agent fee of $17,500 was paid and $5,000 accrued through December 31, 2001 and $10,000 at September 30, 2002, respectively, is reflected on the accompanying balance sheet as deferred financing costs. Interest of $199 and $24,533 was charged to operations in fiscal 2001 and the nine months ended September 30, 2002. During the nine months ended September 30, 2002, additional interest charged to operations for the excess of the fair value of the notes holders purchase rights received over their exercise price was $34,800. The fair value of the purchase rights was determined by management at $.09 per share which was the ascribed fair value of the purchase rights using the Black-Scholes Option Pricing Model for determining fair value.

              During the nine months ended September 30, 2002 the note holders exercised rights to acquire an aggregate 130,000 common shares for $1,300 including the Company's former CFO exercised rights to acquire 20,000 common shares for $200.

              At September 30, 2002, the note holders were entitled to receive purchase rights to acquire 435,000 common shares in the aggregate of $4,350 of which the Company's former CFO has rights to acquire an additional 15,000 shares for an aggregate of $150. For each successive 30 day period each note remains outstanding, the note holder is entitled to receive rights to purchase up to an additional 5,000 shares of common stock at the purchases price of $.01 per share. Management does not anticipate repaying the notes prior to December 2002, at which time the note holders will have purchase rights to an aggregate of 650,000 shares of the Company's common stock at $0.01 per share.

         (b) Included in the caption "Notes Payable - Other" are bridge loans in the amount of $50,000, received in September and October 2001, bearing interest at 10% per annum which were paid in February 2002.

              Included in the caption "Notes Payable - Other" are bridge loans in the amount of $75,000 received during May 2002 bearing interest at 10% per annum. The notes were due in September 2002 and the interest rate increased to approximately 20% at that time.

              Included in the caption "Notes Payable -- Other" are bridge loans in the amount of $50,000 received during July 2002 bearing interest at 10% per annum. These notes were due in November 2002 and the interest rate increased to approximately 20% at that time.

NOTE 7 -  LOAN PAYABLE - EQUIPMENT.


                                                December 31,       September 30,
                                                    2001               2002
                                                ------------       -------------
                                                                    (Unaudited)

Obligation under equipment financed,
  payable in monthly installments
  of $158 through February 28, 2002,
  and $495 through March 16,2005
  including interest at 23% and 13%,
  respectively, and collateralized
  by the equipment. The liability
  at December 31, 2001 of $824 is
  included in accounts payable and
  accrued expenses.                              $  824             $ 12,952

Less:  Current portion                              824                8,425
                                                ------------       -------------

                                                 $   -              $  4,527
                                                ============       =============

NOTE  8 -  DUE TO STOCKHOLDERS.

              At December 31, 2001 and September 30, 2002, the Company was indebted to the Vice President and current CFO of the Company in the amount of $71,951 and to its President in the amount of $14,820 for cash working capital advances made to the Company. These advances are non-interest bearing. Both of the officers do not expect repayment of these advances until the Company has sufficient cash flow to sustain operations for eighteen (18) months.

NOTE  9 -  ACCOUNTS PAYABLE AND ACCRUED EXPENSES.

               Accounts payable and accrued expenses consist of the following at:



                                         December 31,        September 30,
                                               2001                2002
                                         ------------        -------------
                                                              (Unaudited)

Professional fees                           $ 9,737             $241,032
Deferred license fee                             -                50,000
Placement agent fee                           5,000                   -
Interest on notes payable                     2,719               28,728
Directory fees                                   -                26,000
Payroll taxes                                 3,348                   -
Consultants                                      -                11,550
Sundry operating expenses                     9,071               56,991
                                         ------------        -------------

                                            $29,875             $414,301
                                         ============        =============

NOTE 10 -  INCOME TAXES.

              At December 31, 2001, the Company had a net operating loss carryforward amounting to approximately $88,000 available to reduce future taxable income, which expires in the year 2021. Management is unable to determine if the utilization of the future tax benefit is more likely than not and accordingly, the asset has been fully reserved. A reconciliation of the actual tax provision to the expected statutory rate is as follows:

                            For the Period From
                              January 29, 1999                                                  For the Nine Months Ended
                             (Inception) to         For the Year Ended    For the Year Ended              September 30,
                             December 31, 1999    December 31, 2000    December 31, 2001         2002                 2001
                             -----------------    -----------------    -----------------    ----------------    --------------------
                                                                        (Restated)           (Unaudited)          (Unaudited)

Loss before income taxes     ($24,100)            ($56,800)            ($221,800)           ($467,700)           ($155,200)
                             ==========           ==========           ===========          ==========           ===========
Expected statutory
  tax benefit                ( 8,200)   (34.0%)   ( 19,300)  (34.0%)   (  75,400)  (34.0%)  ( 159,000)  (34.0%)  ( 52,800)   (34.0%)

Tax benefit attributable
  to loss utilized by
  "S" Corporation
  stockholders                 8,200     34.0%      19,300    34.0%       37,600    17.0%          -                36,200   (23.0%)

Non deductible expenses,
  primarily amortization           -                    -                  6,700     3.0%       1,200     0.3%          -

Net operating loss
  valuation reserve                -                    -                 31,100    14.0%     157,800    33.7%      16,600    11.0%
                             ----------           ----------           -----------          ----------           -----------

Total tax benefit             $    -               $    -               $    -               $     -              $     -
                             ==========           ==========           ===========          ==========           ===========

              On September 5, 2001, the founding shareholders subscribed for 6,660,000 common shares for an aggregate of $6,450. The subscriptions were paid in January, February and July 2002 and are reflected as stock subscriptions receivable in the financial statements as at December 31, 2001.

NOTE 11 -  COMMON STOCK.

              On September 5, 2001, the  shareholders of SH  Networks.com,  Inc.
     (SHN) and the Company agreed to merge SHN into the Company. The SHN shareholders received 6,616,910 shares of the Company's common stock in exchange for all of the outstanding capital stock of SHN. At the date of the merger, SHN's liabilities exceeded its assets by $131,461. Simultaneously with the merger, certain creditors agreed to exchange $104,075 in debts for 1,123,090 shares of the Company's common stock ($.09 per share).

              September 5, 2001, counsel for the Company accepted 100,000 shares of the Company's common stock as partial payment for services rendered. The fair value of the services rendered and the shares at date of issuance was $9,000 ($.09 per share).

              On November 26, 2001, the individual assignees of an advertising agreement exercised the purchase right contained in the agreement to acquire 500,000 shares of the Company's common stock for $500. The fair value for the securities issued as determined by both parties was $45,000 ($.09 per share) on the date of issuance, which was the ascribed fair value of the purchase rights using the Black-Scholes Option Pricing Model for determining fair value.

              Commencing in February 2002 through September 2002, four note holders exercised their purchase rights and acquired 130,000 common shares for $1,300 in cash. The variance between the fair value of the common shares issued of $10,400 and the cash proceeds received was charged to operations as additional interest expense. The fair value per share used to determine the interest charge was $.09 per share, which was ascribed fair value of the purchase rights using the Black-Scholes Option Pricing Model for determining fair value.

NOTE 12 -  COMMITMENTS AND CONTINGENICES.

         (a) Initial Sale of the Company's Securities to the Public.

              The Company entered into a agreement with a placement agent to offer for sale to the public on a best efforts basis up to 8,000,000 units (each consisting of one share of common stock, one warrant to purchase one share of common stock at a price of $.75 per share) and a warrant to purchase one common share at $1.75 at $0.50 per unit. The placement agent is to receive 10% of the gross proceeds from the offering plus certain warrants and reimbursements of expenses. The placement agent's warrants to be issued are 10% of the units sold to the public for up to 800,000 units at $.75 per unit. Upon the exercise of a warrant by the placement agent, the placement agent shall receive a share of the Company's common stock, a warrant to acquire a share of common stock at $.75 and a warrant to acquire a common share at $1.75 each. Management and the placement agent consider the placement agent warrants to be additional compensation for the agent's services in the offering. If these warrants are exercised in whole or in part, any excess of the fair value of the securities issued over the warrant exercise price will be reflected as cost of raising capital and not a charge to operations.

         (b) Stock Purchase Rights.

              Certain notes payable include a default penalty that entitles the holder to purchase (i) 10,000 shares of the Company's common stock for $.01 per share if the note is not repaid on its original due date and (ii) 5,000 shares of the Company's common stock for $.01 per share for each thirty day period the note remains unpaid past its original due date. Each note holder receives these purchase rights regardless of whether the individual note holder agrees to extend the due date of the note. Through September 30, 2002 the note holders received rights to acquire 565,000 common shares at $.01 each. The difference between the fair value of the common stock underlying the purchase rights ($.09 per share, which was the ascribed fair value of the purchase rights using the Black-Scholes Option Pricing Model for determining fair value.) and the excerise price of $.01 is charged to operations as additional interest on the date the purchase rights are issued. Through September 30, 2002, the note holders exercised rights to acquire 130,000 common shares and are entitled to exercise purchase rights to acquire an additional 435,000 common shares at $.01 each.

              The fair value used to determine the additional interest charge was determined on each date the holders were entitled to additional rights. The fair value used by management to determine the additional interest charge was $.09, which was the ascribed fair value of the purchase rights using the Black-Scholes Option Pricing Model for determining fair value. If the Company is successful in its sale of its securities to the public and the note holders purchase the common shares through the exercise of the purchase rights they own as at September 30, 2002, the excess of the fair value of the securities the note holders would receive and the purchase amount would be approximately $217,000, which is in accordance with the provisions of Financial Accounting Standards Board Opinion NO. 123 "Accounting for Stock Based Compensation.

         (c) License and Distribution Agreement.

              In June 2002, the Company entered into a 5 year license agreement to be the exclusive licensee through December 31,2003 and a non-exclusive licensee thereafter to manufacture, package, promote, advertise, market and sell a software package designed to assist parents to monitor their child's on-line behavior. The Company will pay the licensor $50,000 from the proceeds of its initial public offering, if any, and a royalty of $4 for each product sold. At September 30, 2002, the unamortized portion of the deferred license fee is $46,668 and the liability of $50,000 is included in accounts payable and accrued expenses.

         (d) Lease:

              The Company is obligated under an operating lease for its office, which expires on December 1, 2002 at an annual rent of $12,960.

         (e) Internet Advertising Agreement.

              The Company entered into an Internet Advertising Agreement with Lifetyme, Inc., a development stage company. The agreement anticipates that Lifetyme will advertise on the Company's web site and in certain of the Company's marketing materials for which Lifetyme will pay the Company a fee to be determined on a per project basis. The original term of the agreement is for 18 months with the Company having the option to extend the agreement for an additional 18 months.

              At the inception of the agreement, the Company granted Lifetyme, Inc. a right to purchase 500,000 shares of the Company's common stock for $500 cash. This right was assigned to certain shareholders of Lifetyme, Inc. who exercised the right. At the time of the exercise of the common stock purchase right the deemed fair value of the Company's common stock was $.09 per share, which was the ascribed fair value of the purchase rights using the Black-Scholes Option Pricing Model for determining fair value (which was for services rendered to the Company). The difference between the $500 price paid by Lifetyme, Inc. upon exercise of the purchase right and the intrinsic fair value of the Company's common stock ($.09) of $44,500 which was classified in the financial statements as deferred promotional incentives and was being amortized over the life of the advertising agreement (18 months) in accordance with the provisions of EITF 96-18 "Accounting for Equity Instruments That Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". Amortization charged to operations in 2001 was $2,950. Amortization charges to operations during the nine months ended September 30, 2002 until management determined the contract had no currently future benefit in September 2002 was $19,777.

              Through August 2002, no benefit had arisen from the contract with Lifetyme and management determined its value was fully impaired because it does not appear that any income will arise from the contract prior to its expiration. Accordingly, the unamortized portion of the contract of $21,773 was written off and charged to operations in September 2002.

              The Company has not cancelled the contract and may, if conditions warrant it, exercise its option to extend the agreement. If and when the Company does extend the agreement, the variance between the fair value of the shares exercisable under the purchase right and the purchase price of $500 cash (currently $44,500) will be capitalized and amortized over the life of the agreement (18 months). This measurement date, which is the exercise date, is in accordance with the provisions of EITF 98-16.

         (f) Employment Agreements:

              In March 2000, William Bozsnyak entered into a 3-year employment agreement with E-Com Marketing Group, Inc., a predecessor company, pursuant to which Mr. Bozsnyak became Chief Executive Officer, President and
     Treasurer of SearchHelp. The agreement provides for a base salary of $80,000, which will commence upon the completion of this offering with gross proceeds of at least $2,400,000, with a minimum annual 5% increase.

              In March 2000, Debbie Seaman entered into a 3-year employment agreement with E-Com Marketing Group, Inc., a predecessor company, pursuant to which Ms. Seaman became Vice President and Secretary of SearchHelp. The agreement, as amended, provides for a base salary of $70,000, which will commence upon the completion of this offering with gross proceeds of a least $2,400,000, with a minimum annual 5% increase and a salary of $36,000, during the period which will commence upon the Company raising in excess of $1,000,000 in this offering until the completion of this offering.

              Each employment agreement will be automatically extended each year unless notice is received by either the employee or us.

              Both Mr. Bozsnyak and Ms. Seaman will receive incentive bonuses to be determined prior to the commencement of each year if they satisfy the criteria for such bonuses as determined by the Company's compensation committee. If and when the Company establishes a stock option plan, each of them will be granted options to purchase up to $200,000 worth of shares of common stock at a price equal to the midpoint between the bid and ask price of a share of common stock on the date of the grant.

NOTE 13 -  SUBSEQUENT EVENTS.

              In October 2002, the Company issued a 10% interest bearing note in the amount $25,000. The note is due in February 2003 and contains a $200 penalty clause at that time if the note is not paid.

NOTE 14 - RESTATEMENT:

              The accompanying financial statements included in the September 30, 2002 Form 10-SB have been restated to give effect to certain comments by the Securities and Exchange Commission regarding certain errors in accounting for compensatory elements in the issuance of the Company's common stock in the Company's filing of Amendment 2 to Form 10SB as follows:

                                                                                               As at December 31, 2001
                                                                                               -----------------------
                                                                                               As Original Difference
                                                                                     As Restated           Filed           Restated
                                                                                     -----------           -----           --------
                                       A S S E T S
                                       -----------
         Current assets:
           Cash                                                                        $105,532          $105,532           $    -
           Prepaid insurance                                                              3,403             3,403                -
                 Total current assets                                                   108,935           108,935                -

         Property and equipment - net                                                     9,556             9,556                -

         Other assets:
           Software development costs - net                                              88,854            88,854                -
  (a)      Deferred promotional incentives - net                                         41,550                -             41,550
           Deferred financing costs - net                                                12,500            12,500                -
           Deferred license costs                                                            -                  -                -
  (b)      Deferred registration costs                                                   25,000            25,100          (    100)
           Security deposit                                                               2,155             2,155                -
                 Total other assets                                                     170,059           128,609            41,450

                                                                                       $288,550          $247,100           $41,450

                     LIABILITIES AND STOCKHOLDERS' CAPITAL DEFICIENCY
                     ------------------------------------------------

         Current liabilities:
           Cash overdraft                                                              $     -           $      -           $    -
           Note payable - bank                                                           39,450            39,450                -
           Notes payable - other                                                        275,000           275,000                -
           Current portion of long-term debt                                                 -                  -                -
           Due to stockholders                                                           86,771            86,771                -
           Accounts payable  and accrued expenses                                        29,875            29,875                -

         Long-term debt,  less current portion                                          431,096           431,096                -

         Commitments and  contingencies                                                      -                  -                -

         Stockholders' capital deficiency:
           Common stock                                                                   1,500             1,500                -
  (a)      Additional paid-in capital                                                   165,025           111,625            53,400
  (c)      Deficit accumulated in the development space                              (  302,621)        ( 290,671)         ( 11,950)
           Stock subscriptions  receivable                                           (    6,450)        (   6,450)               -
                 Total stockholders'  capital deficiency                             (  142,546)        ( 183,996)           41,450

                                                                                       $288,550          $247,100           $41,450

  (a) Effect of recording deferred promotional incentives arising from exercise of common stock rights at fair value.
  (b)    Effect of reclassification of operational legal fees to current expense.
  (c) Effect of expensing legal fees at fair value in exchange for common stock; amortization of deferred promotional incentives.

                                                                                                    Cumulative from January 29, 1999
                                              For the Year Ended December 31, 2001                  (Inception) to December 31, 2001
                                              ------------------------------------           ---------------------------------------
                                                            As Originally     Difference                  As Originally   Difference
                                              Restated           Filed        Restated       Restated         Filed        Restated
                                              --------      -------------     --------       --------     -------------    --------


      Revenues:                                $    -          $     -         $    -         $ 11,695     $ 11,695        $   -

      Operating expenses:
       Selling                                   12,807          12,807             -           14,519       14,519            -
       Web-site costs                            52,841          52,841             -           52,841       52,841            -
       Software development                          -               -              -              -             -             -
(b)(e) General and administrative                92,910          83,910           9,000        147,902      138,902          9,000
(a)(d) Depreciation and amortization             39,347          36,397           2,950         70,799       67,849          2,950
      Total operating expenses                  197,905         185,955          11,950        286,061       274,111        11,950

      Loss from operations                     (197,905)      ( 185,955)       ( 11,950)     ( 274,366)   ( 262,416)      ( 11,950)

      Other expenses:
       Interest                                   8,885           8,885              -          13,255       13,255            -
       Noteholders compensatory element of
        purchase rights                             -               -                -              -           -              -
       Amortization of deferred
        finance costs                            15,000          15,000              -          15,000       15,000            -
      Total other expenses                       23,885          23,885              -          28,255       28,255            -

      Net loss                                ($221,790)      ($209,840)       ($11,950)     ($302,621)   ($290,671)      ($11,950)

      Per share data:
       Net loss per share - basic
        and diluted                              $.20            $.20


      Weighted average number of shares
       outstanding                            9,411,273       9,411,273



(d) Effect of amortization of deferred promotional incentives.
(e) Effect of recording legal fees paid for by issuance of common stock at fair value.


               PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 24:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Certificate of Incorporation (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has applied for liability insurance for its officers and directors.


         Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL,  or (iv) for any  transaction  from which the  director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.


         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 25:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Exclusive of the placement compensation, our estimated expenses in connection with the issuance and distribution of the securities being registered are:

         Securities and exchange commission filing fee                 $   2,208
         Accounting fees and expenses                                  $  40,000
         Legal fees and expenses                                       $ 100,000
         Placement agent legal fees paid by issuer                     $  20,000
         Transfer agent and escrow agent fees                          $  20,000
         Printing, mailing and engraving expenses                      $  40,000
         Blue Sky and NASD filings  expenses                           $  20,000
         Miscellaneous                                                 $  57,792
                                                                       ---------
                  Total                                                $ 300,000

ITEM 26:  RECENT SALES OF UNREGISTERED SECURITIES.


         Pursuant to board action on September 5, 2000, the registrant issued an aggregate of 14,400,000 shares of common stock in the past three years (a total of 33 persons, 23 of whom were accredited). Such shares were issued in three categories as follows: (i) 6,660,000 shares of common stock priced at $.001 per share, in a private placement to principals of SearchHelp and their designees, and certain other persons for a total of $6,950, (ii) 6,616,910 shares of common stock to the shareholders of SH Networks.com, Inc. (SHN) in connection with the merger of SHN into SearchHelp on September 5, 2001, and (iii) 1,123,090 shares of common stock to certain creditors of SHN in exchange for $104,075 of indebtedness owed to them. The following are the ten non-accredited investors who acquired shares in these issuances: Debbie Seaman, Judy Sweeney, Martin R. Cantor, Jason Paul Butler, Benjamin Kolts, Lila Roberts, Shellie Wright, Jesse Andrews, Jake Andrews and Colton Quade. On November 26, 2001, we issued 500,000 of our common shares to Lifetyme, Inc. pursuant to an Internet Advertising
Agreement for $500 in cash which was the then fair market value of the securities. No placement agent was involved and no commissions were earned or paid. The shares were issued as they were paid for in reliance of the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder, since all of the stockholders of Lifetyme, Inc. were accredited and the offering was conducted as a private offering. On September 5, 2000, we issued 100,000 of our common shares to our securities counsel as payment for $9,000 in legal fees for structuring and consultative services. Between December 1, 2001 and February 14, 2002 promissory notes were issued to 13 accredited investors at $25,000 each for a total of $325,000. Robert M. Cohen & Co., Inc. was the placement agent and received commissions totaling $32,500. If we do not pay back the note holders in full within 60 days of issuance (and we have not), the note holders may purchase up to 5,000 shares per month of our common stock at $.01 per share for each additional month the note remains unpaid. As of December 1, 2002, 130,000 shares have been purchased by the note holders. Additionally, there will be approximately 565,000 shares of common stock issuable to our note holders since their notes are not going to be paid in full as of the effective date of this prospectus. If the notes are not repaid before December 31, 2002, there will be approximately 630,000 shares of common stock issuable to our note holders. The shares purchased and to be purchased by the noteholders are and will be issued in reliance of the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder, since all of the note holders are accredited and the offering was conducted as a private offering.

ITEM 27: INDEX TO EXHIBITS

         (1) (a)  Form of Placement Agreement(2)
             (b)  Form of Placement Agent's Warrant(2)
             (c)  Form Placement Agent Registration Rights Agreement (2)
         (2) (a)  Articles of Incorporation, as amended(2)
             (b)  By Laws(2)
         (3) (a)  Form of Common Stock Purchase Class A redeemable Warrant, exercise price $.75(2)
             (b)  Form of Common Stock Purchase Class B redeemable Warrant, exercise price
                  $1.75(2)
             (c)  Form of Stock Certificate(2)
         (4) Form Subscription Agreement(2)
         (6) (a)  William Bozsnyak Employment Agreement(2)
             (b)  Debbie Seaman Employment Agreement(2)
             (c)  Agreement of Lease(2)
             (d)  Extension of Agreement of Lease(2)
             (e)  Internet Advertising Agreement(2)
             (f)  Software Development with Benjamin Kolts (2)
             (g)  Agreement with Acxiom Corporation(2)
             (h)  Teaming Agreement(2)
             (i)  Specimen Promissory Note for Loan with Equity(2)
             (j)  Specimen Promissory Note for Loan without Equity(2)
             (k)  Form Lock-Up Agreement(2)
             (l)  Form Escrow Agreement(2)
             (m)  Warrant Agreement(2)
             (n)  Agreement with Protect-a-Child America(2)
             (o)  Agreement with Edocusign, Inc. (2)
             (p)  Agreement with Twiz Studios, Inc. (2)
             (q)  Consulting Agreement with Oyster Bay East Norwich School District (2)
         (10)(a)  Consent of Weinick Sanders Leventhal & Co., LLP(1)
             (b)  Consent of Tannenbaum Helpern Syracuse & Hirschtritt LLP (included in Exhibit 11)(2)
         (11)Opinion re: Legality(2)

----------------
(1)      Filed herein
(2)      Filed previously

ITEM 28:  UNDERTAKINGS

A.       Registrant hereby undertakes:

              a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                   (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The small business issuer will provide to the placement agent at the closing specified in the placement agent agreement certificates in such denominations and registered in such names as required by the placement agent to permit prompt delivery to each purchaser.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethpage, state of New York, on December 20, 2002.


                                     SearchHelp, Inc.


                                     By:     /s/ William Bozsnyak
                                       -----------------------------------------
                                     Name:   William Bozsnyak
                                     Title:  Chief Executive Officer, Chief
                                             Financial Officer, Vice President,
                                             Treasurer and Director

         This offering statement has been signed by the following persons in the capacities and on the dates indicated.




By:      /s/Debbie Seaman                             Date:  December 20, 2002
   ---------------------------------                         ------------------
Name:    Debbie Seaman
Title:   President, Secretary, Director


By:      /s/ Joel San Antonio                         Date:  December 20, 2002
   -----------------------------------------                 ------------------
Name:    Joel San Antonio
Title:   Director

By:      /s/ Joseph Carrizzo                          Date:  December 20, 2002
   -----------------------------------------                 ------------------
Name:    Joseph Carrizzo
Title:   Director